Filed Pursuant to Rule 424(B)(3)

Registration No. 333-115821
PROSPECTUS

Amkor Technology, Inc.

OFFER TO EXCHANGE

$250,000,000

7 1/8% Senior Notes due 2011
that have been registered under the Securities Act of 1933, as amended for any and all of its outstanding
7 1/8% Senior Notes due 2011
that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended

      Amkor Technology, Inc., a Delaware corporation, hereby offers to exchange, upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, up to $250 million in aggregate principal amount of its registered 7 1/8% senior notes due 2011, which we refer to as the “exchange notes,” for the same principal amount of its outstanding unregistered 7 1/8% senior notes due 2011, which we refer to as the “original notes.”

      The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will generally be freely transferable and do not contain certain terms with respect to liquidated damages. We will issue the exchange notes under the indenture governing the original notes (the “Indenture”). For a description of the principal terms of the exchange notes, see “Description of the Notes.”

      The exchange offer will expire at 5:00 p.m., New York City time, on July 6, 2004, unless we extend the offer. At any time prior to the expiration date, you may withdraw your tender of any original notes; otherwise, such tender is irrevocable. We will receive no cash proceeds from the exchange offer.

      The exchange notes constitute a new issue of securities for which there is no established trading market. Any original notes not tendered and accepted in the exchange offer will remain outstanding. To the extent original notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, original notes could be adversely affected. Following consummation of the exchange offer, the original notes will continue to be subject to their existing transfer restrictions and we will have no further obligations to provide for the registration of the original notes under the Securities Act of 1933, as amended (the “Securities Act”). We cannot guarantee that an active trading market will develop or give assurances as to the liquidity of the trading market for either the original notes or the exchange notes.

      This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for original notes that were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities. If any holder of the original notes notifies us prior to the 20th business day following the consummation of the exchange offer that it is prohibited by law or policy of the Securities and Exchange Commission (the “SEC”) from participating in the exchange offer, that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus, and this prospectus is not appropriate or available for such resales by it, or that it is a broker-dealer and holds original notes acquired directly from us or our affiliates, we will use commercially reasonable efforts to file with the SEC a shelf registration statement to register for public resale the original notes held by any such holder who provides us with certain information for inclusion in the shelf registration statement, such shelf registration statement to be effective by the SEC on or prior to 120 days after such obligation to file a shelf registration statement arises.

      Investing in the exchange notes involves certain risks. Please read “Risk Factors” beginning on page 8 of this prospectus.

      This prospectus and the letter of transmittal are first being mailed to all holders of the original notes on June 3, 2004.

      Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2004.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

INCORPORATION BY REFERENCE

      On May 25, 2004, we filed with the SEC a registration statement on Form S-4, under the Securities Act, of which this prospectus is a part. This prospectus does not contain all the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities or its web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

      The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings filed by us pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial registration statement and prior to effectiveness of the registration statement, and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the exchange offer is completed:

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 5, 2004;

•	Our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 4, 2004; and

•	Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 28, 2004; March 12, 2004 and May 19, 2004.

      Copies of the documents listed above are also available free of charge though our website (www.amkor.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.

      This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus. Documents incorporated by reference are available from us without charge upon written or oral request. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them by telephone or in writing at the following address:

Amkor Technology, Inc.

1345 Enterprise Drive
West Chester, PA 19380
(610) 431-9600
Attn: Corporate Secretary

      TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THESE DOCUMENTS NO LATER THAN JUNE 28, 2004, THE DATE WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

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      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information different from that contained in this prospectus. We are offering to exchange original notes for exchange notes only in jurisdictions where such offer is permitted. You should not assume that the information in the incorporated documents, this prospectus or any prospectus supplement is accurate as of any other date other than the date on the front of these documents.

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PROSPECTUS SUMMARY

      This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the additional documents to which we refer you, before making an investment decision. See “Where You Can Find More Information.” In this prospectus, unless otherwise noted, “we,” “our,” “us,” and “Amkor” refer to Amkor Technology, Inc. and its consolidated subsidiaries.

AMKOR TECHNOLOGY, INC.

      Amkor is one of the world’s largest subcontractors of semiconductor packaging and test services. The company has built a leading position by:

•	Providing a broad portfolio of packaging and test technologies and services;

•	Maintaining a leading role in the design and development of new package and test technologies;

•	Cultivating long-standing relationships with customers, including many of the world’s leading semiconductor companies;

•	Developing expertise in high-volume manufacturing; and

•	Diversifying our operational scope by establishing production capabilities in China, Japan and Taiwan, in addition to long-standing capabilities in Korea and the Philippines.

      The semiconductors that we package and test for our customers ultimately become components in electronic systems used in communications, computing, consumer, industrial, automotive and military applications. Our customers include, among others, Agilent Technologies, Atmel Corporation, Conexant Systems, Inc., Infineon Technologies AG, Intel Corporation, Philips Electronics N.V., Samsung Electronics Corporation LTD, ST Microelectronics PTE, Texas Instruments Inc. and Toshiba Corporation. The outsourced semiconductor packaging and test market is very competitive. We also compete with the internal semiconductor packaging and test capabilities of many of our customers, some of whom can use us as a source of overflow capacity.

      Packaging and test are an integral part of the semiconductor manufacturing process. Semiconductor manufacturing begins with silicon wafers and involves the fabrication of electronic circuitry into complex patterns, thus creating individual chips on the wafers. The packaging process creates an electrical interconnect between the semiconductor chip and the system board. In packaging, the fabricated semiconductor wafers are cut into individual chips which are then attached to a substrate and encased in a protective material to provide optimal electrical and thermal performance. Increasingly, packages are custom designed for specific chips and specific end-market applications. The packaged chips are then tested using sophisticated equipment to ensure that each packaged chip meets its design specifications.

      We historically marketed the output of fabricated semiconductor wafers provided by a wafer fabrication foundry owned and operated by Anam Semiconductor, Inc. (“ASI”). On February 28, 2003, we sold our wafer fabrication services business to ASI. We reflect our wafer fabrication services segment as a discontinued operation and have restated our historical results.

      We were incorporated in 1997 in the state of Delaware. Our principal offices are located at 1345 Enterprise Drive, West Chester, Pennsylvania 19380. Our telephone number is (610) 431-9600 and our website can be accessed at www.amkor.com. Information contained in our website does not constitute part of this prospectus.

SUMMARY OF THE EXCHANGE OFFER

      On March 12, 2004, we completed a private offering of our 7 1/8% Senior Notes due March 15, 2011. We refer to these notes as the original notes. We received aggregate net proceeds, before expenses and commissions, of $250 million from the sale of the original notes.

      In connection with the sale of the original notes, we entered into a Registration Rights Agreement with the initial purchasers of the original notes. Under the Registration Rights Agreement, we have agreed to file a registration statement regarding the exchange of the original notes for up to $250 million aggregate principal amount of 7 1/8% Senior Notes due March 15, 2011 which are registered under the Securities Act. We refer to the notes issued for the original notes in this exchange offer as the exchange notes. We have also agreed to use our commercially reasonable efforts to cause the registration statement to become effective with the SEC by October 8, 2004. You should read the discussion under the heading “Description of the Notes” beginning on page 31 for more information about the exchange notes. After the exchange offer is completed, you will no longer be entitled to any exchange or, with limited exceptions, registration rights for your original notes.

The Exchange Offer	We are offering to exchange up to $250 million aggregate principal amount of the exchange notes, which have been registered under the Securities Act, for up to $250 million aggregate principal amount of the original notes. Original notes may only be exchanged in $1,000 increments. We will exchange the applicable exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

The form and terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that require us to pay liquidated damages in the event we fail to satisfy our registration obligations with respect to the original notes.

Original notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of original notes that are not tendered for exchange is likely to be minimal.

We will issue registered exchange notes on or promptly after the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 6, 2004, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. This exchange offer is not conditioned upon any minimum principal amount of original notes being tendered.

Procedures for Tendering Notes	If you wish to tender your original notes for exchange notes, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions, and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the original notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the original notes described in “The Exchange Offer — Guaranteed Delivery Procedures.”

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer through DTC’s Automated Tender Offer Program (“ATOP”). If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your original notes pursuant to this exchange offer. See “The Exchange Offer — Procedures for Tendering.”

Please do not send your letter of transmittal or certificates representing your original notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Guaranteed Delivery Procedures	You must tender your original notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures” if any of the following apply:

• you wish to tender your original notes but they are not immediately available,

• you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

• you cannot comply with the applicable procedures under DTC’s ATOP prior to the expiration date.

Resale of the Exchange Notes	Except as provided below, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of business,

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer,

• you are not one of our affiliates,

• you are not a broker-dealer tendering original notes acquired directly from us for your account, and

• you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the

SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Record Date	We mailed this prospectus and the related offer documents to the registered holders of the original notes on June 3, 2004.

Withdrawal Rights	You may withdraw the tender of your original notes at any time prior to the expiration date of the exchange offer. You must follow the withdrawal procedures as described in “The Exchange Offer — Withdrawal of Tenders.”

If You Fail to Exchange Your Original Notes	If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the original notes and Indenture governing those notes. In general, you may not offer to sell your original notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Certain United States Federal Income Tax Considerations	The exchange of original notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. Please read “Certain United States Federal Income Tax Considerations” on page 68.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. Except as described in “The Exchange Offer — Fees and Expenses,” we will pay the expenses incident to the exchange offer.

Registration Rights	If we fail to complete the exchange offer as required by the Registration Rights Agreement, we may be obligated to pay additional interest to holders of the original notes. Please read “Description of the Notes — Registration Rights; Liquidated Damages” beginning on page 48 for more information regarding your rights as a holder of the original notes.

THE EXCHANGE AGENT

      We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC’s ATOP, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

Wells Fargo Bank, National Association

By Mail (Registered or Certified Mail Recommended) or Courier:	By Facsimile Transmission (Eligible Institutions Only):	Confirm by Telephone: (612) 667-6961
Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 Sixth Street and Marquette Avenue Minneapolis, MN 55479 Attention: Amkor Exchange Offer	(612) 667-9825 Attention: Joe Taffe	For Information or to Request Documents: (800) 344-5128

THE EXCHANGE NOTES

      The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer, will not contain terms providing for liquidated damages if we fail to perform our registration obligations with respect to the original notes and, with limited exceptions, will not be entitled to registration rights under the Securities Act. The exchange notes will evidence the same debt as the original notes, and both the original notes and the exchange notes are governed by the same Indenture.

Issuer	Amkor Technology, Inc., a Delaware corporation.

Notes Offered	$250 million aggregate principal amount of 7 1/8% Senior Notes due 2011.

Maturity	March 15, 2011.

Interest Payment Dates	March 15 and September 15 of each year, beginning on September 15, 2004.

Listing	The exchange notes will not be listed on any exchange or market.

Ranking	The exchange notes will be our unsecured senior debt:

• the exchange notes will be effectively subordinated to all our existing and future secured debt, to the extent of such security, and to all existing and future debt and other liabilities of our subsidiaries, including trade payables;

• the exchange notes will rank equally with all our existing and future unsecured senior debt including our 9.25% senior notes due 2008 and our 7.75% senior notes due 2013; and

• the exchange notes will rank senior to all our existing and future debt that expressly provides that it is subordinated to the exchange notes, including our 10.50% senior subordinated notes due 2009, our 5.75% convertible subordinated notes due 2006 and our 5.00% convertible subordinated notes due 2007.

As of March 31, 2004, the exchange notes would have been:

• effectively subordinated to $1.6 million of secured debt and $381.0 million of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany obligations;

• ranked equally with $470.5 million of our 9.25% senior notes due 2008 and $425.0 million of our 7.75% senior notes due 2013; and

• senior to $579.4 million of subordinated debt, including our 10.50% senior subordinated notes due 2009, our 5.75% convertible subordinated notes due 2006 and our 5.00% convertible subordinated notes due 2007.

Subsidiary Guarantors	There are currently no subsidiary guarantors of the exchange notes.

Redemption	We may redeem up to 35% of the exchange notes with the net cash proceeds of our equity offerings at any time prior to March 15, 2007, at the redemption prices specified in this prospectus under “Description of the Notes — Optional Redemption.” We may redeem some or all of the exchange notes at any time at a redemption price equal to 100% of their principal amount plus accrued interest and a Make-Whole Amount (as defined). See “Description of the Notes — Optional Redemption.”

Change in Control	If we experience a change in control, we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. For more detailed information, see “Description of the Notes — Repurchase at the Option of Holder — Offer to Repurchase Upon Change of Control.”

Covenants	We will issue the exchange notes under the Indenture with Wells Fargo Bank, National Association, as Trustee. The Indenture will, among other things, restrict our ability and the ability of our subsidiaries to:

• incur additional indebtedness, except that we may incur additional indebtedness if we maintain compliance with certain financial covenants (see “Description of the Notes — Incurrence of Indebtedness and Issuance of Preferred Stock” beginning on page 37);

• pay dividends, repurchase stock, prepay subordinated debt and make investments and other restricted payments;

• create restrictions on the ability of our subsidiaries to pay dividends or make other payments;

• engage in sale and leaseback transactions;

• create liens;

• enter into transactions with affiliates; and

• sell assets or merge with or into other companies. These covenants are subject to important exceptions that are described in the section entitled “Description of the Notes — Certain Covenants.”

Ratio of Earnings to Fixed Charges	The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

		Year Ended December 31,
	Three Months Ended
	March 31, 2004	2003		2002		2001		2000		1999

Ratio	1.4x	— x	(1)	—x	(1)	—x	(1)	2.2	x	2.3x

(1)	The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $45.3 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.

RISK FACTORS

      You should carefully consider the risks described below and other information contained in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the original notes and the exchange notes could decline.

      This prospectus contains forward-looking statements made as of the date of this prospectus regarding our expected performance that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating to the Exchange Offer

Because there is no public market for the exchange notes, you may not be able to sell your exchange notes.

      The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

      The exchange notes will not be listed on any exchange or market. If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance. Any market-making activity in the exchange notes will be subject to the limits imposed by the Securities Act and the Exchange Act.

The market prices quoted for the notes may be adversely affected by changes in:

•	the overall market for high yield securities;

•	our financial performance or prospects;

•	the prospects for companies in the semiconductor industry generally; or

•	prevailing interest rates and general economic positions.

      As a result, we cannot assure holders of notes that an active trading market will develop for the notes or that any trading market that does develop will be liquid.

      In addition, any original note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

      We will issue exchange notes pursuant to the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents, or if you comply with the guaranteed delivery procedures for tendering your original notes. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and all other required documents by the expiration date of the exchange offer, or if you do not otherwise comply with the guaranteed delivery procedures for tendering your original notes, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange.

If you do not exchange your original notes, your original notes will continue to be subject to the existing transfer restrictions and you may be unable to sell them.

      We did not register the original notes, nor do we intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. If you do not exchange your original notes, you will lose your right to have your original notes registered under the federal securities laws. As a result, if you hold original notes after the exchange offer, you may be unable to sell your original notes. We have no obligation, except in limited circumstances, nor do we currently intend, to file an additional registration statement to cover the resale of any original notes that are not tendered in the exchange offer or to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

Risks Related to an Investment in the Notes

The following risk factors apply to both the original notes and the exchange notes.

High leverage and restrictive covenants — our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

      Substantial Leverage. We have a significant amount of indebtedness. In addition, despite current debt levels, the terms of the indentures governing the notes and our other securities do not prohibit us or our subsidiaries from incurring substantially more debt. If new debt is added to our consolidated debt level, the related risks that we now face could intensify. The following table shows certain important financial data and credit ratio as of March 31, 2004:

At March 31, 2004
Actual

(In thousands)
Total debt, including current maturities	$1,756,895
Stockholders’ equity	421,500
Ratio of total debt to stockholders’ equity	4.2x

      We were required to pay to Citizen Watch Co., Ltd. (“Citizen”) 1.7 billion Japanese yen in deferred purchase price and other contingent payments in connection with our purchase of the semiconductor packaging business of Citizen. In April 2003, we made a payment of 300.0 million yen, or $2.5 million on date of payment. Pending the resolution of a controversy relating to patents acquired from Citizen, we are withholding payment of 1.4 billion yen ($13.3 million based on the spot exchange rate at March 31, 2004).

      On May 17, 2004, we announced that we had entered into a strategic long-term agreement with International Business Machines Corporation (“IBM”) for semiconductor assembly and test services. The transaction is valued at approximately $145 million, consisting of $114 million for land, buildings and fixtures, and $31 million for equipment and intangibles. We will pay IBM a total of $63 million for fixtures, equipment, intangibles and intellectual property, with payments of $20 million at closing, expected May 31, 2004, and $43 million in the fourth quarter of 2004. Further, we will pay $82 million to the China building developer in the fourth quarter of 2004.

      Covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, and encumber or dispose of assets. In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans and we are unable to amend such financial covenants prior to default. A default under one debt instrument may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us. See “Description of the Notes — Certain Covenants” beginning on page 34.

      Our substantial indebtedness could have important consequences to holders of the notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

      Ability to Service Debt. We cannot assure you that our business will generate cash in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs. We expect that substantial amounts of our debt will come due prior to the final maturity date of the notes, which we will be required to repay or refinance. Our 5.75% convertible subordinated notes due 2006, our 5.00% convertible subordinated notes due 2007, our 9.25% senior notes due 2008, our 10.5% senior subordinated notes due 2009, and amounts outstanding under our existing secured debt will mature prior to the 2011 maturity date of the notes and will be payable in cash unless the holders of the convertible notes elect to convert the principal amount of such notes into our common stock. In addition, we may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

Effective subordination of the notes to liabilities of our subsidiaries — your right to receive payments on the notes from funds provided by our subsidiaries is junior in right of payment to the claims of the creditors of our subsidiaries.

      We conduct a large portion of our operations through our subsidiaries. Accordingly, our ability to meet our cash obligations is dependent upon the ability of our subsidiaries to make cash payments to us. For the three months ended March 31, 2003 and March 31, 2004, revenues of our subsidiaries were approximately $165.7 and $209.8 million, respectively. We expect distributions from our subsidiaries to be a large source of funds for payment of the interest on the notes. The claims of creditors (including trade creditors) of any subsidiary will generally have priority as to the assets of such subsidiary over the claims of the holders of the notes. In the event of a liquidation of any of our subsidiaries, our right to receive the assets of any such subsidiary (and the resulting right of the holders of the notes to participate in the distribution of the proceeds of those assets) will effectively be subordinated by operation of law to the claims of creditors (including trade creditors) of such subsidiary and holders of such subsidiary’s preferred stock and any guarantees by such subsidiary of our indebtedness, such as the subsidiary guarantees under our senior secured credit facility. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of our creditors or a marshaling of our assets or liabilities, holders of the notes may receive ratably less than other such creditors or interest holders. As of March 31, 2004, the notes would have been effectively subordinated to $381.0 million of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany obligations.

Financing change of control offer — we may not have, or be able to raise, the funds necessary to finance an offer to repurchase the notes following a change of control or we may be prohibited from doing so by our secured credit facilities.

      Upon the occurrence of a change of control, we must offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchases of notes or that restrictions in our credit facilities or other debt agreements may not allow such repurchases.

Difficulties in enforcing judgments in foreign jurisdictions.

      Since a large portion of our assets are located outside the U.S., any judgments obtained in the U.S. against us, including judgments with respect to the payment of principal, premium, interest, offer price, or other amounts payable with respect to the notes may be not collectible within the U.S. If holders of notes intend to enforce a judgment obtained in the U.S. against our assets located outside the U.S., they may be subject to additional procedures and other difficulties which would not be required for enforcement of such judgment in the U.S.

Risks Related to Our Business

Dependence on the highly cyclical semiconductor and electronic products industries — we operate in volatile industries, and industry downturns harm our performance.

      Our business is tied to market conditions in the semiconductor industry, which is highly cyclical. Because our business is, and will continue to be, dependent on the requirements of semiconductor companies for subcontracted packaging and test services, any downturn in the semiconductor industry or any other industry that uses a significant number of semiconductor devices, such as the personal computer and telecommunication devices industries, could have a material adverse effect on our business. We experienced significant recovery in most of our packaging services during 2002 and 2003. Beginning in the second half of 2003, a large number of customers over-supported their forecasts as demand materialized faster than initially projected. However, there still remains some uncertainty as to the sustainability of these trends. If industry conditions do not continue to improve, we could sustain significant losses which could materially impact our business including our liquidity.

Fluctuations in operating results — our results have varied and may vary significantly as a result of factors that we cannot control.

      Many factors could materially and adversely affect our revenues, gross profit and operating income, or lead to significant variability of quarterly or annual operating results. Our profitability is dependent upon the utilization of our capacity, semiconductor package mix, the average selling price of our services and our ability to control our costs including labor, material, overhead and financing costs. Our operating results have varied significantly from period to period. During the three year period ended December 31, 2003, and continuing into the quarter ending March 31, 2004, our revenues, gross margins and operating income have fluctuated significantly as a result of the following factors over which we have little or no control and which we expect to continue to impact our business:

•	fluctuation in demand for semiconductors and the overall health of the semiconductor industry,

•	changes in our capacity utilization,

•	declining average selling prices,

•	changes in the mix of semiconductor packages,

•	absence of backlog and the short-term nature of our customers’ commitments and the impact of these factors on the timing and volume of orders relative to our production capacity,

•	changes in costs, availability and delivery times of raw materials and components,

•	changes in labor costs to perform our services,

•	the timing of expenditures in anticipation of future orders,

•	changes in effective tax rates,

•	high leverage and restrictive covenants,

•	warranty and product liability claims and associated legal fees,

•	international events that impact our operations and environmental events such as earthquakes, and

•	difficulties integrating acquisitions and ability to attract qualified employees to support our geographic expansion.

      We have historically been unable to accurately predict the impact of these factors upon our results for a particular period. We also expect that these factors as well as the factors set forth below, which have not significantly impacted our recent historical results, may impair our future business operations and may materially and adversely affect our revenues, gross profit and operating income, or lead to significant variability of quarterly or annual operating results:

•	the availability and cost of financing for expansion,

•	loss of key personnel or the shortage of available skilled workers,

•	rescheduling and cancellation of large orders,

•	intellectual property transactions and disputes, and

•	fluctuations in our manufacturing yields.

Declining average selling prices — the semiconductor industry places downward pressure on the prices of our products.

      Prices for packaging and test services have declined over time. Historically, we have been able to partially offset the effect of price declines by successfully developing and marketing new packages with higher prices, such as advanced leadframe and laminate packages, by negotiating lower prices with our material vendors, and by driving engineering and technological changes in our packaging and test processes which resulted in reduced manufacturing costs. During 2003 and 2002, as compared to the comparable prior year periods, the decline in average selling prices eroded margins by 6% and 16%, respectively, and in the three months ended March 31, 2004 they declined approximately 11% as compared to average selling prices in the comparable period in 2003. We expect that average selling prices for our packaging and test services will continue to decline in the future. If our semiconductor package mix does not shift to new technologies with higher prices or we cannot reduce the cost of our packaging and test services to offset a decline in average selling prices, our future operating results will suffer.

Investment in ASI — our results and financial condition may be adversely affected by decreases in the price of ASI’s common stock.

      At March 31, 2004, we owned 14.7 million shares, or 12%, of ASI’s voting stock. We currently account for our investment in ASI as a marketable security that is available for sale. We intend to sell our remaining investment in ASI. The ultimate level of proceeds from the sale of our remaining investment in ASI could be less than the current carrying value of $55.1 million. In addition, in the event of a decline in the market value of the ASI stock that is not temporary, we will be required to record a charge to earnings for the unrealized loss, and a new cost basis for the stock will be established.

      In April 2004, we sold 10.1 million shares of ASI common stock for approximately $49.7 million, or $4.91 per share, based on the spot exchange rate as of the transaction dates, reducing our ownership to approximately 4%. The pre-tax gain related to this transaction is $21.6 million and was recorded as other expense (income) during the second quarter of 2004.

      In connection with our sale of ASI shares to Dongbu in September 2002, Amkor and Dongbu agreed to use their best efforts to provide releases and indemnifications to the past and incumbent chairman, directors and officers of ASI, including James Kim, our CEO and chairman, and members of his family, from any and all liabilities arising out of the performance of their duties at ASI between January 1, 1995 and December 31, 2001. We are not aware of any claims or other liabilities which these individuals would be released from or for which they would receive indemnification.

Absence of backlog — we may not be able to adjust costs quickly if our customers’ demand falls suddenly.

      Our packaging and test business does not typically operate with any material backlog. We expect that in the future our quarterly net revenues from packaging and test will continue to be substantially dependent upon our customers’ demand in that quarter. None of our customers have committed to purchase any significant amount of packaging or test services or to provide us with binding forecasts of demand for packaging and test services for any future period. In addition, our customers could reduce, cancel or delay their purchases of packaging and test services. Because a large portion of our costs is fixed and our expense levels are based in part on our expectations of future revenues, we may be unable to adjust costs in a timely manner to compensate for any revenue shortfall.

Risks associated with international operations — we depend on our factories in the Philippines, Korea, Japan, Taiwan and China. Many of our customers’ and vendors’ operations are also located outside of the U.S.

      We provide packaging and test services through our factories located in the Philippines, Korea, Japan, Taiwan and China. Moreover, many of our customers’ and vendors’ operations are located outside the U.S. The following are some of the risks inherent in doing business internationally:

•	regulatory limitations imposed by foreign governments;

•	fluctuations in currency exchange rates;

•	political, military and terrorist risks;

•	disruptions or delays in shipments caused by customs brokers or government agencies;

•	unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences resulting from changes in tax laws.

Difficulties integrating acquisitions — we face challenges as we integrate new and diverse operations and try to attract qualified employees to support our expansion.

      As a result of our geographic expansion and our business strategy to pursue strategic acquisitions, we have experienced, and expect to continue to experience, growth in the scope and complexity of our operations. For example, each business we have acquired had, at the time of acquisition, multiple systems for managing its own manufacturing, sales, inventory and other operations. Migrating these businesses to our systems typically is a slow, expensive process requiring us to divert significant amounts of resources from multiple aspects of our operations. This growth has strained our managerial, financial, manufacturing and other resources. Future acquisitions and expansions may result in inefficiencies as we integrate new operations and manage geographically diverse operations. Our success depends to a significant extent upon the continued service of our key senior management and technical personnel, any of whom would be difficult to replace. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel. Additionally, as part of our ongoing strategic planning, we evaluate our management team and engage in long-term succession planning in order to ensure orderly replacement of key personnel. We cannot assure you that we will be successful in these efforts or in hiring and properly training sufficient numbers of qualified personnel and in effectively managing our growth. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

Dependence on materials and equipment suppliers — our business may suffer if the cost, quality or supply of materials or equipment changes adversely.

      We obtain from various vendors the materials and equipment required for the packaging and test services performed by our factories. We source most of our materials, including critical materials such as leadframes, laminate substrates and gold wire, from a limited group of suppliers. Furthermore, we purchase all of our materials on a purchase order basis and have no long-term contracts with any of our suppliers. Our business may be harmed if we cannot obtain materials and other supplies from our vendors: (1) in a timely manner, (2) in sufficient quantities, (3) in acceptable quality or (4) at competitive prices.

      Beginning in the second quarter of 2003, we began to experience increases in substrate material costs as a result of supply shortages. Substrate material costs have stabilized at the higher price levels set during the second quarter of 2003. We have significantly enhanced our supply base and do not foresee substrate material availability as an ongoing issue. However, supply shortages may again occur in the future, and in such an event gross margins could be negatively impacted.

      In addition, the average price of gold has been increasing over the past few years. Although we have been able to partially offset the effect of gold price increases through price adjustments to customers and changes in our product designs, gold prices may continue to increase. To the extent that we are unable to offset these increases in the future, our gross margins could be negatively impacted.

Capital expenditures — we are required to make substantial capital expenditures, which may adversely affect our business.

      As customer demand increases, our business requires us to increase our capital expenditures in order to meet increased production requirements. We expect growth in our business in 2004 based on industry estimates for the semiconductor industry as a whole, and our expectation that the trend towards increased outsourcing of packaging and test services in the semiconductor industry will continue. As of April 30, 2004, we spent $221.6 million on capital expenditures, and we expect to spend between $300 million and $500 million in total on capital expenditures in 2004, excluding expenditures on business combinations to diversify our geographic operations and expand our customer base. Our capital expenditure requirements may strain our cash and short-term asset balances, and we expect that the depreciation expenses and, to a lesser extent, factory operating expenses associated with our capital expenditures to increase production capacity, will put downward pressure on our near-term gross margin. In addition, there can be no assurance that we will be able to recognize these expenditures with future revenue.

Increased litigation incident to our business — our business may suffer as a result of our involvement in various lawsuits.

      We are currently a party to various legal proceedings, including those noted below. While we currently believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on our net income in the period in which the ruling occurs. The estimate of the potential impact from the following legal proceedings on our financial position or overall results of operations could change in the future.

     EPOXY MOLD COMPOUND LITIGATION

      We have become party to an increased number of litigation matters relative to our historic levels. Much of our recent increase in litigation relates to an allegedly defective epoxy mold compound, formerly used in some of our products, which is alleged to be responsible for certain semiconductor chip failures. In the case of each of these matters, we believe we have meritorious defenses, as well as valid third-party claims against Sumitomo Bakelite Co., Ltd. (“Sumitomo Bakelite”), the manufacturer of the challenged epoxy product, should the epoxy mold compound be found to be defective. We cannot be certain, however, that we will be able to recover any amount from Sumitomo Bakelite if we are held liable in these matters, or that any adverse result would not have a material impact upon us. Moreover, other customers of ours have made inquiries about the epoxy mold compound, which was widely used in the semiconductor industry, and no assurance can be given that claims similar to those already asserted will not be made against us by other customers in the future.

We incurred legal fees associated with this epoxy mold compound litigation of $4.9 million during the three months ended March 31, 2004, and expect to continue to incur related expenses throughout 2004.

• Fujitsu Limited v. Cirrus Logic, Inc., et al.

      On April 16, 2002, we were served with a third-party complaint in an action entitled Fujitsu Limited v. Cirrus Logic, Inc., No. 02-CV-01627 JW, pending in the United States District Court for the Northern District of California, San Jose Division. In this action, Fujitsu Limited (“Fujitsu”) alleges that semiconductor devices it purchased from Cirrus Logic, Inc. (“Cirrus Logic”) are defective in that a certain epoxy mold compound used in the manufacture of the chip causes a short circuit which renders Fujitsu disk drive products inoperable. Cirrus Logic, in response, denied the allegations of the complaint, counterclaimed against Fujitsu for unpaid invoices, and filed its third-party complaint against us alleging that any liability for chip defects should be assigned to us because we assembled the subject semiconductor devices. Upon receipt of Cirrus Logic’s third-party complaint, we filed an answer denying all liability, and our own third-party complaint against Sumitomo Bakelite. Sumitomo Bakelite filed an answer denying liability. In June 2003, Fujitsu amended its complaint and added direct claims against us. In response, we filed an answer denying all liability to Fujitsu. The parties engaged in discovery activities. Fujitsu has indicated that it may seek damages in excess of $100 million. In November 2003, Fujitsu filed an action against Cirrus Logic, Sumitomo Bakelite and us entitled Fujitsu Limited v. Cirrus Logic, Inc., et al., Case No. 1-03-CV-009885, in the California Superior Court for the County of Santa Clara, based on facts and allegations substantially similar to those asserted in the Northern District Court of California. In December 2003, Cirrus Logic filed a cross-complaint against Sumitomo Bakelite and us in the Superior Court case, also based on facts and allegations substantially similar to those asserted in the Northern District Court case. By stipulation among the parties, the Court has granted a stay of the action pending in the Northern District Court of California in favor of the action pending in the Santa Clara Superior Court, where discovery is ongoing and a trial is scheduled to begin on January 31, 2005. On March 29, 2004, we filed a motion to dismiss Fujitsu’s amended complaint in the Superior Court. On April 2, 2004, we also filed a motion to dismiss Cirrus Logic’s cross-complaint. At the May 4, 2004 hearing on our motions to dismiss, the Court sustained our motion to dismiss in part, and gave Fujitsu and Cirrus Logic thirty days to replead its complaint against us. If necessary, we intend to deny all liability, to file cross-claims against Sumitomo Bakelite, and to seek judgment in our favor in due course.

• Seagate Technology LLC v. Atmel Corporation, et al.

      In March 2003, we were served with a cross-complaint in an action between Seagate Technology LLC and Seagate Technology International (“Seagate”) and Atmel Corporation and Atmel Sarl (“Atmel”) in the Superior Court of California, Santa Clara County, Case No. 1-02-CV809883. Atmel’s cross-complaint seeks indemnification from us for any damages incurred from the claims by Seagate involving the allegedly defective epoxy mold compound manufactured by Sumitomo Bakelite. We answered Atmel’s cross-complaint, denying all liability, and filed a cross-complaint against Sumitomo Bakelite. Atmel later amended its cross-complaint, including adding ChipPAC Inc. (“ChipPAC”) as a cross-defendant. ChipPAC filed a cross-complaint against Sumitomo Bakelite and us. On January 27, 2004, the Superior Court sustained Sumitomo Bakelite’s motion to dismiss Atmel’s amended cross-complaint, granting Atmel 30 days to file an amended pleading. Atmel filed its Second Amended Cross-Complaint on or about March 12, 2004. On April 13, 2004, we filed an answer denying all liability to Atmel. We filed a motion to dismiss ChipPAC’s cross-complaint on February 13, 2004; ChipPAC has indicated its intent to file an amended cross-complaint by April 27, 2004. If appropriate, we may seek to dismiss ChipPAC’s amended pleading, and otherwise intend to deny all liability to ChipPAC. All parties are currently conducting discovery and no trial date has been set.

• Maxtor Corporation v. Koninklijke Philips Electronics N.V., et al.

      In April 2003, we were served with a cross-complaint in an action between Maxtor Corporation (“Maxtor”) and Koninklijke Philips Electronics (“Philips”), in the Superior Court of California, Santa Clara County, Case No. 1-02-CV-808650. Philips’ cross-complaint sought indemnification from us for any damages incurred from the claims by Maxtor involving the allegedly defective epoxy mold compound manufactured by

Sumitomo Bakelite. Philips subsequently filed a cross-complaint directly against Sumitomo Bakelite, alleging, among other things, that Sumitomo Bakelite breached its contractual obligations to both us and Philips by supplying a defective mold compound resulting in the failure of certain Philips semiconductor devices. We denied all liability in this matter and also asserted a cross-complaint against Sumitomo Bakelite. Sumitomo Bakelite has denied any liability. The parties completed fact discovery and most expert discovery. Maxtor and Philips reached a settlement of Maxtor’s claims against Philips on or about April 28, 2004. Philips and Amkor have publicly announced that they have resolved the dispute between them by means of a settlement agreement stated by the parties on the record before the Court on April 29, 2004. The parties are currently preparing papers to memorialize the settlement. For the three months ended March 31, 2004, we recorded a charge of $1.5 million in Resolution of Legal Dispute in our consolidated statement of income associated with this resolution. The trial of Philips’ claims against Sumitomo Bakelite is scheduled to start on August 2, 2004.

• Maxim Integrated Products, Inc. v. Amkor Technology, Inc., et al.

      In August 2003, we were served with a complaint filed by Maxim Integrated Products, Inc. (“Maxim”) against us, Sumitomo Bakelite and Sumitomo Plastics America, Inc. (“Sumitomo Plastics”) in the Superior Court of California, Santa Clara County, Case No. 1-03-CV-001310. The complaint seeks damages related to our use of Sumitomo Bakelite’s epoxy mold compound in assembling Maxim’s semiconductor packages. Both the Sumitomo defendants and we filed motions to dismiss Maxim’s complaint in September 2003. In lieu of contesting those motions to dismiss, Maxim filed an amended pleading on or about April 26, 2004. We intend to file a motion to dismiss Maxim’s amended complaint, to deny all liability to Maxim and to file cross-claims against Sumitomo Bakelite. Discovery has not commenced and there is no trial date set.

• Fairchild Semiconductor Corporation v. Sumitomo Bakelite Singapore Pte. Ltd., et al.

      In September 2003, we were served with an amended complaint filed by Fairchild Semiconductor Corporation (“Fairchild”) against us, Sumitomo Bakelite, Sumitomo Plastics and Sumitomo Bakelite Singapore Pte. Ltd. in the Superior Court of California, Santa Clara County, Case No. 1-02-CV-810034. The amended complaint seeks damages related to our use of Sumitomo Bakelite’s epoxy mold compound in assembling Fairchild’s semiconductor packages. Both the Sumitomo defendants and we filed motions to dismiss Fairchild’s amended complaint in October 2003. Fairchild filed a second amended complaint in January 2004. On February 11, 2004, we filed a motion to dismiss Fairchild’s second amended complaint. The Superior Court granted our motion to dismiss on March 16, 2004, giving Fairchild thirty days to file a further amended pleading. Fairchild filed a third amended complaint on or about April 15, 2004. We filed a motion to dismiss Fairchild’s third amended pleading on May 17, 2004. We otherwise intend to deny all liability and to file cross-claims against Sumitomo Bakelite. Discovery is ongoing and no trial date has been scheduled.

     OTHER LITIGATION

• Amkor Technology, Inc. v. Motorola, Inc.

      On August 16, 2002, we filed a complaint against Motorola, Inc. in an action captioned Amkor Technology, Inc. v. Motorola, Inc., C.A. No. 02C-08-160 CHT, pending in the Superior Court of the State of Delaware in and for New Castle County. In this action, we were seeking declaratory judgment relating to a controversy between us and Motorola concerning: (i) the assignment by Citizen Watch Co., Ltd. (“Citizen”) to us of a Patent License Agreement dated January 25, 1996 between Motorola and Citizen (the “License Agreement”) and concurrent assignment by Citizen to us of Citizen’s interest in U.S. Patents 5,241,133 and 5,216,278 (the “’133 and ’278 patents”); and (ii) our obligation to make certain payments pursuant to an immunity agreement (the “Immunity Agreement”) dated June 30, 1993 between us and Motorola.

      We and Motorola resolved the controversy with respect to all issues relating to the Immunity Agreement, and all claims and counterclaims filed by the parties in the case relating to the Immunity Agreement were dismissed or otherwise disposed of without further litigation. The claims relating to the License Agreement and the ’133 and ’278 Patents remained pending.

      We and Motorola both filed motions for summary judgment on the remaining claims, and oral arguments were heard on September 3, 2003. On October 6, 2003, the Superior Court of Delaware ruled in favor of us and issued an Opinion and Order granting our motion for summary judgment and denying Motorola’s motion for summary judgment. On October 22, 2003, Motorola filed an appeal in Supreme Court of Delaware. The appeal was argued on March 9, 2004, and we are awaiting the Court’s decision. We believe we will prevail on the same merits in such appeal. In addition, should Motorola prevail at the appellate level, we believe we have recourse against Citizen. However, no assurance can be given that an adverse outcome in the case cannot occur, or that any adverse outcome would not have a material impact.

• Alcatel Business Systems vs. Amkor Technology, Inc., Anam Semiconductor, Inc.

      On November 5, 1999, we agreed to sell certain semiconductor parts to Alcatel Microelectronics, N.V. (“AME”), a subsidiary of Alcatel S.A. The parts were manufactured for us by Anam Semiconductor, Inc. (“ASI”). AME transferred the parts to another Alcatel subsidiary, Alcatel Business Systems (“ABS”), which incorporated the parts into cellular phone products. In early 2001, a dispute arose as to whether the parts sold by us were defective. On March 18, 2002, ABS and its insurer filed suit against us and ASI in the Paris Commercial Court of France, claiming damages of 50 million Euros (approximately $60.9 million based on the spot exchange rate at March 31, 2004). We have denied all liability and intend to vigorously defend ourselves. Additionally, we have entered into a written agreement with ASI whereby ASI has agreed to indemnify us fully against any and all loss related to the claims of AME, ABS and ABS’ insurer. The Paris Commercial Court commenced a special proceeding before a technical expert to report on the facts of the dispute. The report of the court-appointed expert was put forth on December 31, 2003. The report does not specifically allocate liability to any particular party. A hearing was held on April 28, 2004, and a ruling is expected within 30 days of this date.

      In response to the lawsuit, on May 22, 2002, we filed a petition to compel arbitration in the United States District Court for the Eastern District of Pennsylvania (the “Court”) against ABS, AME and ABS’ insurer, claiming that the dispute is subject to the arbitration clause of the November 5, 1999 agreement between us and AME. ABS and ABS’ insurer have refused to arbitrate. In August 2003, the Court denied the motion of ABS and its insurer to dismiss our petition for arbitration. The Court also subsequently denied a motion for reconsideration filed by ABS. The Court has not yet set a date for final disposition of our petition.

• Amkor Technology, Inc. v. Carsem (M) Sdn Bhd, Carsem Semiconductor Sdn Bhd, and Carsem Inc.

      In November 2003, we filed complaints against Carsem (M) Sdn Bhd, Carsem Semiconductor Sdn Bhd, and Carsem Inc. (collectively “Carsem”) with the International Trade Commission (“ITC”) in Washington, D.C. and subsequently in the Northern District of California. The complaints allege infringement of our United States Patent Nos. 6,433,277, 6,455,356, and 6,630,728 (collectively the “Amkor Patents”). We allege that by making, using, selling, offering for sale, or importing into the U.S. the Carsem Dual and Quad Flat No-Lead Package, Carsem has infringed on one or more of our MicroLeadFrame®packaging technology claims in the Amkor Patents. The District Court action has been stayed pending resolution of the ITC case. The ITC action is scheduled for trial in July 2004.

Rapid Technological Change — Our business will suffer if we cannot keep up with the technological advances in our industry.

      The complexity and breadth of semiconductor packaging and test services are rapidly changing. As a result, we expect that we will need to offer more advanced package designs in order to respond to competitive industry conditions and customer requirements. Our success depends upon our ability to develop and implement new manufacturing processes and package design technologies. The need to develop and maintain advanced packaging capabilities and equipment could require significant research and development and capital expenditures in future years. In addition, converting to new package designs or process methodologies could result in delays in producing new package types that could adversely affect our ability to meet customer orders.

      Technological advances also typically lead to rapid and significant price erosion and may make our existing products less competitive or our existing inventories obsolete. If we cannot achieve advances in package design or obtain access to advanced package designs developed by others, our business could suffer.

Competition — We compete against established competitors in the packaging and test business.

      The subcontracted semiconductor packaging and test market is very competitive. We face substantial competition from established packaging and test service providers primarily located in Asia, including companies with significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities. These companies also have established relationships with many large semiconductor companies that are current or potential customers. On a larger scale, we also compete with the internal semiconductor packaging and test capabilities of many of our customers.

Environmental Regulations — Future environmental regulations could place additional burdens on our manufacturing operations.

      The semiconductor packaging process uses chemicals and gases and generates byproducts that are subject to extensive governmental regulations. For example, at our foreign manufacturing facilities, we produce liquid waste when silicon wafers are diced into chips with the aid of diamond saws, then cooled with running water. Federal, state and local regulations in the United States, as well as international environmental regulations, impose various controls on the storage, handling, discharge and disposal of chemicals used in our manufacturing processes and on the factories we occupy.

      Increasingly, public attention has focused on the environmental impact of semiconductor manufacturing operations and the risk to neighbors of chemical releases from such operations. In the future, applicable land use and environmental regulations may: (1) impose upon us the need for additional capital equipment or other process requirements, (2) restrict our ability to expand our operations, (3) subject us to liability or (4) cause us to curtail our operations.

Protection of Intellectual Property — We may become involved in intellectual property litigation.

      We maintain an active program to protect our investment in technology by acquiring intellectual property protection and enforcing our intellectual property rights. Intellectual property rights that apply to our various products and services include patents, copyrights, trade secrets and trademarks. We have filed and obtained a number of patents in the United States and abroad. We expect to continue to file patent applications when appropriate to protect our proprietary technologies, but we cannot assure you that we will receive patents from pending or future applications. In addition, any patents we obtain may be challenged, invalidated or circumvented and may not provide meaningful protection or other commercial advantage to us.

      We may need to enforce our patents or other intellectual property rights or to defend ourselves against claimed infringement of the rights of others through litigation, which could result in substantial cost and diversion of our resources. The semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. If any third party makes a valid claim against us, we could be required to:

•	discontinue the use of certain processes;

•	cease the manufacture, use, import and sale of infringing products;

•	pay substantial damages;

•	develop non-infringing technologies; or

•	acquire licenses to the technology we had allegedly infringed.

      If we fail to obtain necessary licenses or if we face litigation relating to patent infringement or other intellectual property matters, our business could suffer.

Continued Control by Existing Stockholders — Mr. James Kim and members of his family can substantially control the outcome of all matters requiring stockholder approval.

      As of May 1, 2004, Mr. James Kim and members of his family beneficially owned approximately 42% of our outstanding common stock. Mr. James Kim’s family, acting together, will substantially control all matters submitted for approval by our stockholders. These matters could include:

•	the election of all of the members of our board of directors;

•	proxy contests;

•	mergers involving our company;

•	tender offers; and

•	open market purchase programs or other purchases of our common stock.

FORWARD-LOOKING INFORMATION

      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws, including but not limited to statements regarding: (1) the condition and growth of the industry in which we operate, including trends toward increased outsourcing, reductions in inventory and demand and selling prices for our services, (2) our anticipated capital expenditures and financing needs, (3) our belief as to our future capacity utilization rates, revenue, gross margins and operating performance and (4) other statements that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Because such statements include risks and uncertainties, actual results may differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks described under “Risk Factors” in this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, as applicable, as of the date of any such document incorporated by reference herein. Moreover, in the future, we may make forward-looking statements about the matters described in this prospectus or about other matters concerning us.

PRIVATE PLACEMENT

      We issued $250 million in principal amount of the original notes dated as of March 12, 2004 to the initial purchasers of those notes and received proceeds that after deducting expenses and commissions represented an aggregate of $245.2 million in net proceeds. We issued the original notes to the initial purchasers in a transaction exempt from or not subject to registration under the Securities Act. The initial purchasers then offered and resold the original notes to qualified institutional buyers in compliance with Rule 144A or non-U.S. persons in compliance with Regulation S under the Securities Act.

USE OF PROCEEDS

      We are making the exchange offer to satisfy our obligations under the Registration Rights Agreement that we entered into in connection with the private offering of the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration of issuing the exchange notes in the exchange offer, we will receive an equal principal amount of original notes. Any original notes that are properly tendered and accepted in the exchange offer will be canceled and retired and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our outstanding indebtedness.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and total capitalization as of March 31, 2004. You should read the following table in conjunction with our unaudited consolidated financial statements, including the notes thereto, contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and our audited consolidated financial statements, including the notes thereto, and the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2003.

March 31, 2004

Actual

(In thousands)
(Unaudited)
Cash and cash equivalents	$345,496

Long-term debt and short-term borrowings:
Senior secured $30.0 million revolving credit facility due October 2005	$—
9.25% Senior notes due February 2008	470,500
7.75% Senior notes due May 2013	425,000
7.125% Senior notes due March 2011, net of unamortized discount of $1.7 million	248,315
10.50% Senior subordinated notes due May 2009	200,000
5.75% Convertible subordinated notes due June 2006	233,000
5.00% Convertible subordinated notes due March 2007	146,422
Other debt	33,658

Total debt	1,756,895

Total stockholders’ equity	421,500

Total capitalization	$2,178,395

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      On March 12, 2004, we sold $250 million in aggregate principal amount at maturity of the original notes in a private placement. The original notes were sold to the initial purchasers who in turn resold the notes to a limited number of “Qualified Institutional Buyers,” as defined under the Securities Act, and to non-U.S. persons in transactions outside the United States in reliance on Regulation S of the Securities Act. In connection with the sale of the original notes, we entered into a Registration Rights Agreement with the initial purchasers of the original notes. A copy of the Registration Rights Agreement has been filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which is incorporated by reference herein.

      Under the Registration Rights Agreement, we have agreed to file a registration statement regarding the exchange of the original notes for the exchange notes which are registered under the Securities Act. We have also agreed to use our commercially reasonable efforts to cause the registration statement to become effective with the SEC by October 8, 2004. For a more detailed explanation of our obligations under the Registration Rights Agreement, see the section entitled “Description of Notes — Registration Rights; Liquidated Damages.”

      In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

Resale of the Exchange Notes

      Based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “— Purpose and Effect of the Exchange Offer” apply to you.

      If:

•	you are a broker-dealer; or

•	you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

      Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer. The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

Terms of the Exchange Offer

      This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept original notes for exchange which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on July 6, 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law.

      As of the date of this prospectus, $250 million in aggregate principal amount at maturity of the original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the original notes on this date. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer. However, holders of the original notes must cause their original notes to be tendered by book-entry transfer or tender their certificates for the original notes before the expiration date of the exchange offer in order to participate in the exchange offer.

      The form and terms of the exchange notes being issued in the exchange offer are the same as the form and terms of the original notes, except that:

•	the exchange notes being issued in the exchange offer will have been registered under the Securities Act;

•	the exchange notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes being issued in the exchange offer will not contain the registration rights and provisions for liquidated damages contained in the original notes.

      The exchange notes will evidence the same debt as the original notes and will be issued under the same Indenture, so the exchange notes and the original notes will be treated as a single class of debt securities under the Indenture.

      Outstanding notes being tendered in the exchange offer must be in integral multiples of $1,000. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered pursuant to the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement and applicable federal securities laws. Original notes that are not tendered for exchange in the exchange offer will remain outstanding and will be entitled to the rights under the Indenture. Any original notes not tendered for exchange will not retain any rights under the Registration Rights Agreement and will remain subject to transfer restrictions. See “— Consequences of Failure to Exchange.”

      We will be deemed to have accepted for exchange validly tendered original notes when, as and if we have given oral or written notice of our acceptance of the validly tendered original notes to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of other events set forth in this prospectus or otherwise, certificates for any unaccepted original notes will be returned, or, in the case of original notes tendered by book-entry transfer, those unaccepted original notes will be credited to an account maintained with DTC, without expense to the tendering holder of those original notes as promptly as practicable after the expiration date of the exchange offer. See “— Procedures for Tendering.”

      Those who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses” and “— Transfer Taxes.”

Expiration Date; Extensions, Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on July 6, 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law. In case of an extension of the expiration date of the exchange offer, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all original notes you have previously tendered and not withdrawn will remain subject to the exchange offer, and we may accept them for exchange.

Conditions to the Completion of the Exchange Offer

      We may not accept original notes for exchange and may terminate or not complete the exchange offer if:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

•	a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

•	any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material adverse change in our business or financial condition; or

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer;

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares;

•	any new group shall have formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of existing notes;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939;

•	any governmental approval or approval by holders of the original notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer; or

•	there occurs a change in the current interpretation by the Staff of the SEC which permits the exchange notes to be issued in the exchange offer to be offered for resale, resold and otherwise transferred by the holders of the exchange notes, other than broker-dealers and any holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes acquired in the exchange offer are acquired in the ordinary course of that holder’s business and that holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes to be issued in the exchange offer.

      If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered original notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered original notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

      We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

      If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the original notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering

      To effectively tender original notes by book-entry transfer to the account maintained by the exchange agent at DTC, holders of original notes must request a DTC participant to, on their behalf, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance through DTC’s Automated Tender Offer Program (“ATOP”). DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An “agent’s message” is a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering original notes on behalf of the holder of such original notes that such DTC participant has received and agrees to be bound by the terms and conditions of the exchange offer as set forth in this prospectus and the related letter of transmittal and that we may enforce such agreement against such participant. A timely confirmation of a book-entry transfer of the original notes into the exchange agent’s account at DTC (a “Book-Entry Confirmation”), pursuant to the book-entry transfer procedures described below, as well as an agent’s message pursuant to DTC’s ATOP system must be mailed or delivered to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date.

      To effectively tender any original notes held in physical form, a holder of the original notes must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or a facsimile thereof, together with the certificates representing such original notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

      Holders of original notes whose certificates for original notes are not lost but are not immediately available or who cannot deliver their certificates and all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, or who cannot complete the procedures for book-entry transfer on or prior to the expiration date, may tender their original notes according to the guaranteed delivery procedures set forth in “— Guaranteed Delivery Procedures” below.

      The method of delivery of the letter of transmittal, any required signature guarantees, the original notes and all other required documents, including delivery of original notes through DTC, and transmission of an agent’s message through DTC’s ATOP system, is at the election and risk of the tendering holders, and the delivery will be deemed made only when actually received or confirmed by the exchange agent. If original notes are sent by mail, it is suggested that the mailing be registered mail, properly insured, with return receipt requested, made sufficiently in advance of the expiration date, as desired, to permit delivery to the exchange agent prior to 5:00 p.m. on the expiration date. Holders tendering original notes through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

      No original notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all original notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

      The tender by a holder of original notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

      Holders of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wish to tender must contact such registered holder promptly and instruct such registered holder how to act on such non-registered holder’s behalf.

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each an “eligible institution”) unless the original notes tendered pursuant to the letter of transmittal or a notice of withdrawal are tendered:

•	by a registered holder of original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution.

      If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

      If the letter of transmittal is signed by a person other than the registered holder, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holders’ name appears on the original notes.

      All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not validly tendered or any original notes which, if accepted, might, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of this exchange offer, including the letter of transmittal and the instructions thereto, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

      Although we have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any original notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any original notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the Indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

      By tendering, each holder will represent to us that, among other things:

•	it is not an affiliate of ours;

•	the person acquiring the exchange notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and

•	neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer.

      If any holder or any such other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of exchange notes to be acquired in the exchange offer, that holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer who acquired its original notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and not withdrawn, and will issue exchange notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Completion of the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

      For each original note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered original note. As a result, registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the original notes, from March 12, 2004. Original notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the Registration Rights Agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the original notes under circumstances relating to the timing of the exchange offer.

      In all cases, we will issue exchange notes in the exchange offer for original notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such original notes or a book-entry confirmation of such original notes into the exchange agent’s account at DTC;

•	an agent’s message or a properly completed and duly executed letter of transmittal; and/or

•	any other required documents.

      If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange or a holder withdraws original notes, we will return such unaccepted, non-exchanged or withdrawn original note without cost to the tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged original notes will be credited to an account maintained with DTC. We will return the original notes or have them credited to the DTC account as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent will establish an account with respect to the original notes at DTC for purposes of this exchange offer. Any financial institution that is a participant in DTC’s ATOP systems may use DTC’s ATOP procedures to tender original notes. Such participant may make a book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of original notes may be effected through a book-entry transfer at DTC, the letter of transmittal, or facsimile thereof, with any required signature guarantees, or an agent’s message pursuant to the ATOP procedures and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth in this prospectus on or prior to the expiration date of the exchange offer, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC will not constitute valid delivery to the exchange agent.

Guaranteed Delivery Procedures

      If your certificates for original notes are not lost but are not immediately available or you cannot deliver your certificates and any other required documents to the exchange agent on or prior to the expiration date, or you cannot complete the procedures for book-entry transfer on or prior to the expiration date, you may nevertheless effect a tender of your original notes if:

•	the tender is made through an eligible institution;

•	prior to the expiration date of the exchange offer, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, or an agent’s message with respect to guaranteed delivery which:

•	sets forth your name and address and the amount of your original notes tendered;

•	states that the tender is being made thereby; and

•	guarantees that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

      Tenders of original notes may be properly withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal of a tender to be effective, a written notice of withdrawal delivered by hand, overnight by courier or by mail, or a manually signed facsimile transmission, or a properly transmitted “Request Message” through DTC’s ATOP system, must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person that tendered the original notes to be properly withdrawn;

•	identify the original notes to be properly withdrawn, including the principal amount of such original notes;

•	in the case of original notes tendered by book-entry transfer, specify the number of the account at DTC from which the original notes were tendered and specify the name and number of the account at DTC to be credited with the properly withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such original notes exchanged for exchange notes;

•	other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of such original notes in the name of the person withdrawing the tender; and

•	specify the name in which such original notes are registered, if different from the person who tendered such original notes.

      All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, and our determination shall be final and binding on all parties. Any original notes so properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. No exchange notes will be issued with respect to any withdrawn original notes unless the original notes so withdrawn are later tendered in a valid fashion. Any original notes that have been tendered for exchange but are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following the procedures described above at any time on or prior to the expiration date of the exchange offer.

Exchange Agent

      Wells Fargo Bank, National Association has been appointed as exchange agent for this exchange offer. Letters of transmittal, agent’s messages or request messages through DTC’s ATOP system, notices of guaranteed delivery and all correspondence in connection with this exchange offer should be sent or delivered by each holder of original notes or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the following address: Wells Fargo Bank, National Association, Corporate Trust Operations, MAC N9303-121, Sixth Street and Marquette Avenue, Minneapolis, MN 55479, Attention: Joe Taffe, telephone: (612) 667-6961, facsimile: (612) 667-9825. Requests for information or documents relating to the exchange offer may also be directed to the exchange agent by calling (800) 344-5128. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Delivery or facsimile to a party other than the exchange agent will not constitute valid delivery.

Fees and Expenses

          We Will Bear The Expenses Of Soliciting Tenders. The Principal Solicitation Is Being Made by Mail; However, We May Make Additional Solicitation By Facsimile, E mail, Telephone Or In Person By Our Officers And Regular Employees And Those Of Our Affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees for the exchange notes,

•	fees and expenses of the exchange agent and the Trustee,

•	accounting and legal fees,

•	printing costs, and

•	related fees and expenses.

Transfer Taxes

      If you tender your original notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of original notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered,

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of original notes for exchange notes in the exchange offer.

      If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Consequences of Failure to Exchange

      Holders who desire to tender their original notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

      Original notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the Indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes set forth in the Indenture for the notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

      We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances.

      Holders of the exchange notes issued in the exchange offer and any original notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the Indenture.

      The tender of original notes in the exchange offer will reduce the outstanding principal amount of the original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect on, and increase the volatility of, the market price of any original notes that you continue to hold.

Other

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes, except as required by the Registration Rights Agreement.

DESCRIPTION OF THE NOTES

      You can find the definitions of certain terms used in this description under the caption “— Certain Definitions.” In this description, the word “Amkor” refers only to Amkor Technology, Inc. and not to any of its Subsidiaries and the term “Notes” refers to both the original notes and the exchange notes.

      Amkor will issue the exchange notes under the Indenture (the “Indenture”) between itself and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

      The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture are available as described below under the caption “Available Information.”

Ranking

      The Notes are:

•	general obligations of Amkor;

•	effectively subordinated in right of payment to existing and future secured debt, if any, including our obligations under our secured bank facilities, to the extent of such security, and to all existing and future debt and other liabilities of our subsidiaries, including trade payables;

•	equal in right of payment with all our existing and future unsecured senior debt, including our 9.25% senior notes due February 15, 2008 and our 7.75% senior notes due May 15, 2013; and

•	senior in right of payment to all our existing and future debt that expressly provides that it is subordinated to the Notes, including our 10.50% senior subordinated notes due 2009, our 5.75% convertible subordinated notes due 2006 and our 5.00% convertible subordinated notes due 2007.

      The Notes are “Designated Senior Debt” for purposes of the indentures governing our 10.50% senior subordinated notes due 2009, our 5.75% convertible subordinated notes due 2006 and our 5.00% convertible subordinated notes due 2007.

      As of March 31, 2004, Amkor had total senior secured debt of $1.6 million. In addition, our subsidiaries had total liabilities of approximately $381.0 million, including trade payables but excluding intercompany obligations. The Indenture will permit us to incur additional senior secured debt and subsidiary indebtedness subject to certain restrictions as outlined in the indenture. See “— Incurrence of Indebtedness and Issuance of Preferred Stock” beginning on page 37.

      We conduct a large portion of our operations through our Subsidiaries. Accordingly, our ability to meet our cash obligations is dependent upon the ability of our Subsidiaries to make cash payments to us. Payments from our Subsidiaries are expected to be a large source of funds for payment of interest on the Notes. The claims of creditors (including trade creditors) of any Subsidiary will generally have priority as to the assets of such Subsidiary over the claims of the holders of the Notes. In the event of a liquidation of any of our Subsidiaries, our right to receive the assets of any such Subsidiary (and the resulting right of the holders of the Notes to participate in the distribution of the proceeds of those assets) will effectively be subordinated by operation of law to the claims of creditors (including trade creditors) of such Subsidiary and holders of such Subsidiary’s preferred stock and any Guarantees by such Subsidiary of Indebtedness of Amkor. If Amkor were a creditor of such Subsidiary or a holder of its preferred stock, we would be entitled to participate in the distribution of the proceeds of such Subsidiary’s assets. Our claims would, however, remain subordinate to any Indebtedness or preferred stock of such Subsidiary that is senior in right of payment to the Indebtedness or preferred stock held by us. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of our creditors or a marshaling of our assets or liabilities, holders of the Notes may receive ratably less than other such creditors or interest holders.

      As of the date of the Indenture, all our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Principal, Maturity and Interest

      The Notes will mature on March 15, 2011.

      Interest on the Notes will accrue at the rate of 7 1/8% per annum and will be payable semiannually in arrears on March 15 and September 15, commencing on September 15, 2004. Amkor will make each interest payment to the holders of record of the Notes on the immediately preceding March 1 and September 1.

      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      The interest rate on the Notes is subject to increase if Amkor does not file a registration statement relating to the exchange offer on a timely basis, if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under the caption “— Registration Rights; Liquidated Damages.”

      All references to interest on the Notes include any such Liquidated Damages that may be payable. Amkor will issue Notes in denominations of $1,000 and integral multiples of $1,000.

Optional Redemption

      Except as set forth below, the Notes will not be redeemable at the option of Amkor prior to March 15, 2011. The Notes are subject to redemption upon not less than 30 nor more than 60 days’ notice by mail, as a whole or in part, at the election of Amkor, at a price equal to the sum of (i) 100% of the principal amount thereof plus accrued interest to the redemption date plus (ii) the Make-Whole Amount, if any.

      At any time, and from time to time, prior to March 15, 2007, Amkor may redeem up to a maximum of 35% of the aggregate principal amount of the Notes with the proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of the principal amount) equal to 107.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption at least 65% of the original aggregate principal amount of the Notes (excluding Notes held by Amkor and its Subsidiaries) remains outstanding. The redemption must occur within 45 days of the date of the closing of such Equity Offering.

Repurchase at the Option of Holders

     Offer to Repurchase Upon Change of Control

      If a Change of Control occurs, each holder of the Notes will have the right to require Amkor to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s Notes pursuant to an offer made by Amkor (the “Change of Control Offer”). In the Change of Control Offer, Amkor will offer to make a payment (the “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of purchase. Within 30 days following any Change of Control, Amkor will mail a notice to each holder of the Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. Amkor will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

      On the Change of Control Payment Date, Amkor will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Amkor.

      The Paying Agent will promptly mail to each holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

      Amkor will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require Amkor to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Amkor repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      Amkor will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Amkor and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Amkor and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require Amkor to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all the assets of Amkor and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     Offer to Repurchase by Application of Excess Proceeds of Asset Sales

      Amkor will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Amkor (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Board of Directors; and

(3) at least 75% of the consideration therefor received by Amkor or such Restricted Subsidiary is in the form of cash or other Qualified Proceeds.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Amkor may apply such Net Proceeds at its option:

(1) to repay Permitted Bank Debt, and if such Permitted Bank Debt is revolving debt, to effect a corresponding commitment reduction thereunder;

(2) to acquire all or substantially all the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure; or

(4) to acquire any other long-term assets that are used or useful in a Permitted Business.

      Pending the final application of any such Net Proceeds, Amkor may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the preceding paragraph within 365 days of such Asset Sale will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Amkor will make an offer (the “Asset Sale Offer”) to all holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100.0% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Amkor may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

     Restricted Payments

      Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Amkor’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Amkor or any of its Restricted Subsidiaries) or to the direct or indirect holders of Amkor’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Amkor or to Amkor or a Restricted Subsidiary of Amkor);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Amkor) any Equity Interests of Amkor or any direct or indirect parent of Amkor or any Restricted Subsidiary of Amkor (other than any such Equity Interests owned by Amkor or any Restricted Subsidiary of Amkor);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) Amkor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Expense Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Amkor and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (7) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Amkor for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing on April 1, 2003 to the end of Amkor’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by Amkor since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Amkor (other than Disqualified Stock) (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Amkor), plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) the amount by which (i) Indebtedness (other than Disqualified Stock) of Amkor or any Restricted Subsidiary issued after the Issue Date is reduced on Amkor’s consolidated balance sheet (if prepared in accordance with GAAP as of the date of determination) and (ii) Disqualified Stock of Amkor issued after the Issue Date (held by any Person other than any Restricted Subsidiary) is reduced (measured with reference to its redemption or repurchase price), in each case, as a result of the conversion or exchange of any such Indebtedness or Disqualified Stock into Equity Interests (other than Disqualified Stock) of Amkor, less, in each case, any cash distributed by Amkor upon such conversion or exchange, plus

(e) to the extent that any Investment in any Unrestricted Subsidiary that was made after the Issue Date is sold for cash or otherwise liquidated, repaid for cash or such Unrestricted Subsidiary is converted into a Restricted Subsidiary, the lesser of (i) an amount equal to the sum of (A) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Amkor or any Restricted Subsidiary from Unrestricted Subsidiaries, and (B) the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, and (ii) the remaining amount of the Investment in such Unrestricted Subsidiary which has not been repaid or converted into cash or assets.

      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration no Default has occurred and is continuing or would be caused thereby and such payment would have complied with the provisions of the Indenture;

(2) the making of any payment on or with respect to, or in connection with, the redemption, repurchase, retirement, defeasance or other acquisition of, any Indebtedness of Amkor or any Restricted Subsidiary that is subordinated to the Notes or of any Equity Interests of Amkor or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Amkor) of, Equity Interests (other than Disqualified Stock) of Amkor or any subordinated Indebtedness of Amkor; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the making of any payment on or with respect to, or in connection with, the defeasance, redemption, repurchase or other acquisition of Indebtedness of Amkor or any Restricted Subsidiary that is subordinated to the Notes with the net cash proceeds from the incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Amkor to the holders of its common Capital Stock on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Amkor or any Restricted Subsidiary of Amkor held by any employee of Amkor or any Restricted Subsidiary pursuant to any employee equity subscription agreement, stock ownership plan or stock option agreement in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period and $10.0 million in the aggregate;

(6) the making of any payment on or with respect to, or repurchase, redemption, defeasance or other acquisition or retirement for value of the 5.75% subordinated convertible notes due 2006 or the 5.00% subordinated convertible notes due 2007 in connection with (i) so long as no Event of Default has occurred and is continuing or would be caused thereby, an optional redemption of such convertible notes on or after the dates such notes become redeemable, or (ii) the honoring by Amkor of any conversion request into Capital Stock (other than Disqualified Stock) by a holder of either such convertible notes or any future convertible notes of Amkor (including the payment by Amkor of any cash in lieu of fractional shares) in accordance with their terms;

(7) that portion of Investments the payment for which consists exclusively of Equity Interests (other than Disqualified Stock) of Amkor;

(8) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $75.0 million;

(9) the repurchase of Equity Interests of Amkor that may be deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(10) any payments to one or more stockholders of Amkor in connection with settling stockholder obligations for income taxes in respect of tax periods ending prior to the conversion of Amkor from “S” corporation status to “C” corporation status;

(11) in the case of an Asset Sale, any Asset Sale Offer after Amkor has complied with its obligations to the holders of the Notes under the “Asset Sale” covenant contained in the Indenture; and

(12) in the case of a Change of Control, any Change of Control Offer to repurchase the senior subordinated notes after Amkor has complied with its obligations to the holders of the Notes under the “Change of Control” covenant contained in the Indenture.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Amkor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant with a fair market value in excess of $1.0 million but less than $5.0 million shall be evidenced by an Officer’s Certificate which shall be delivered to the Trustee. The fair market value of any assets or securities that are required to be valued by this covenant with a fair market value in excess of $5.0 million shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee.

     Incurrence of Indebtedness and Issuance of Preferred Stock

      Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Amkor will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Amkor and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt), and Amkor may issue Disqualified Stock, and any Restricted Subsidiary that is a Guarantor may issue preferred stock, if the Consolidated Interest Expense Coverage Ratio for Amkor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Amkor and any Restricted Subsidiary of any Permitted Bank Debt; provided that the aggregate principal amount of all Permitted Bank Debt at any one time outstanding shall not exceed $100.0 million plus 85% of the consolidated accounts receivable of Amkor plus 50% of the consolidated inventory of Amkor;

(2) the incurrence by Amkor and its Subsidiaries of Existing Indebtedness;

(3) the incurrence by Amkor and any Guarantor of Indebtedness represented by the Notes, and any Subsidiary Guarantees;

(4) the incurrence by Amkor or any of its Restricted Subsidiaries of (a) Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Amkor or such Restricted Subsidiary and (b) Capital Lease Obligations, in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $75.0 million and 10% of Amkor’s Consolidated Net Assets;

(5) the incurrence by Amkor or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (5), (13) or (14) of this paragraph;

(6) the incurrence by Amkor or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Amkor and any of its Restricted Subsidiaries; provided, however, that:

(a) if Amkor or any Guarantor is the obligor on such Indebtedness and such Indebtedness is in favor of a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of Amkor, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Amkor or a Wholly Owned Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Amkor or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Amkor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Amkor or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate, commodity or currency risk in the ordinary course of business for bona fide hedging purposes; provided that the notional principal amount of any such Hedging Obligation with respect to interest rates does not exceed the amount of Indebtedness or other liability to which such Hedging Obligation relates;

(8) the Guarantee by Amkor or any of the Guarantors of Indebtedness of Amkor or a Restricted Subsidiary of Amkor that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by Amkor’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Amkor that was not permitted by this clause (9);

(10) the incurrence of Indebtedness solely in respect of performance, surety and similar bonds or completion or performance Guarantees, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;

(11) the incurrence of Indebtedness arising from the agreements of Amkor or a Restricted Subsidiary of Amkor providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary; provided, however, that:

(a) such Indebtedness is not reflected as a liability on the balance sheet of Amkor or any Restricted Subsidiary of Amkor; and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by Amkor and its Restricted Subsidiaries in connection with such disposition;

(12) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of Amkor as accrued;

(13) the incurrence of Indebtedness by Foreign Subsidiaries in an amount not to exceed 10% of the Total Tangible Assets of the Foreign Subsidiaries, taken as a whole; and

(14) the incurrence by Amkor or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $50.0 million.

      Indebtedness or preferred stock of any Person that is outstanding at the time such Person becomes a Restricted Subsidiary of Amkor (including upon designation of any Subsidiary or other Person as a Restricted Subsidiary) or is merged with or into or consolidated with Amkor or a Restricted Subsidiary of Amkor shall be deemed to have been incurred at the time such Person becomes such a Restricted Subsidiary of Amkor or is merged with or into or consolidated with Amkor or a Restricted Subsidiary of Amkor, as applicable.

      Amkor will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Amkor unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of Amkor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Amkor solely by virtue of any Liens, Guarantees, maturity of payments or structural seniority.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Amkor will, at its sole discretion, classify or reclassify such item of Indebtedness (or any part thereof) in any manner that complies with this covenant, and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant.

      For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations in support of letters of credit supporting Indebtedness shall not be included to the extent such letters of credit are included in the amount of such Indebtedness.

      Any increase in the amount of any Indebtedness solely by reason of currency fluctuations shall not be considered an incurrence of Indebtedness for purposes of this covenant.

     Liens

      Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless the Notes are equally and ratably secured with the obligations so secured for as long as such Indebtedness will be so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

      Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Amkor or any of Amkor’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Amkor or any of Amkor’s Restricted Subsidiaries;

(2) make loans or advances to Amkor or any of Amkor’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Amkor or any of Amkor’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

(2) the Indenture and the Notes;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Amkor or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary nonassignment provisions in leases, licenses or other contracts entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the first paragraph of this section;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts dividends, distributions, loans, advances or transfers by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) agreements entered into with respect to Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Certain Covenants — Liens” that limit the right of Amkor or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) any Receivables Program; and

(13) any restriction imposed pursuant to contracts for the sale of assets with respect to the transfer of the assets to be sold pursuant to such contract.

Merger, Consolidation or Sale of Assets

      Amkor may not, directly or indirectly consolidate or merge with or into another Person (whether or not Amkor is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1) either (a) Amkor is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than Amkor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Amkor) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Amkor under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) except in the case of the amalgamation, consolidation or merger of Amkor (a) with or into a Wholly Owned Restricted Subsidiary or (b) with or into any Person solely for the purpose of effecting a change in the state of incorporation of Amkor, Amkor or the Person formed by or surviving any such consolidation or merger (if other than Amkor) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Expense Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(5) Amkor shall have delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger, sale, assignment, transfer, conveyance or other disposition complies with the Indenture.

      In addition, Amkor may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets by Amkor to any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

      Amkor will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction (when viewed together with related Affiliate Transactions, if any) is on terms that are no less favorable to Amkor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Amkor or such Restricted Subsidiary with an unrelated Person; and

(2) Amkor delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (of which there must be at least one); and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

provided that (i) Amkor and its Restricted Subsidiaries may enter into Affiliate Transactions pursuant to the Supply Agreement, the Foundry Agreement, the Asset Purchase Agreement, the Transition Services Agreement and the Intellectual Property Rights Licensing Agreement, and may amend, modify and supplement such agreements from time to time, so long as Amkor shall have determined that any such amendment, modification or supplement will not have a material adverse economic effect on Amkor and its Subsidiaries, taken as a whole, and (ii) Amkor and its Restricted Subsidiaries may only enter into transactions pursuant to the Supply Agreement, the Foundry Agreement, the Asset Purchase Agreement, the Transition Services Agreement and the Intellectual Property Rights Licensing Agreement, and amend, modify and supplement such agreements from time to time, in circumstances in which clause (i) is not applicable, if a majority of the disinterested members of the Board of Directors (of which there must be at least one) shall have approved such transaction, amendment, modification or supplement; provided, further, that in the case of both clauses (i) and (ii), Amkor shall deliver to the Trustee within 30 days of such transaction, amendment, modification or supplement an Officer’s Certificate (A) describing the transaction, amendment, modification or supplement approved, (B) in the case of transactions, amendments, modifications and supplements to which clause (i) is applicable, setting forth the determination of Amkor required pursuant to clause (i), and (C) in the case of transactions, amendments, modifications and supplements to which clause (ii) is applicable, attaching a resolution of the Board of Directors certifying that such Affiliate Transaction complies with this covenant.

      The following items shall not be deemed Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraphs:

(1) any employment agreement or arrangement entered into by Amkor or any of its Restricted Subsidiaries or any employee benefit plan available to employees of Amkor and its Subsidiaries generally, in each case in the ordinary course of business and consistent with the past practice of Amkor or such Restricted Subsidiary;

(2) Affiliate Transactions between or among Amkor and/or its Restricted Subsidiaries;

(3) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Amkor and indemnity provided on behalf of officers, directors and employees of Amkor or any of its Restricted Subsidiaries as determined in good faith by the Board of Directors of Amkor;

(4) Any Affiliate Transactions pursuant to which Amkor makes short-term advances or otherwise makes short-term loans to ASI, which advances or loans are to be repaid by ASI (i) within three months from the date of such advance or loan and (ii) by offsets by Amkor of amounts payable by Amkor to ASI pursuant to the Supply Agreement, if a majority of the disinterested members of the Board of Directors (of which there must be at least one) shall have approved such transaction, amendment, modification or supplement; provided that the total amount of such advances and loans outstanding at any one time shall not exceed $50.0 million; and

(5) Any Restricted Payments that are permitted as described above under the caption “— Certain Covenants — Restricted Payments.”

      For purposes of this “Transactions With Affiliates” covenant, any transaction or series of related Affiliate Transactions between Amkor or any Restricted Subsidiary and an Affiliate that is approved by a majority of the disinterested members of the Board of Directors (of which there must be at least one to utilize this method of approval) and evidenced by a Board resolution or for which a fairness opinion has been issued shall be deemed to be on terms that are no less favorable to Amkor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Amkor or such Restricted Subsidiary with an unrelated Person and thus shall be permitted under this “Transactions With Affiliates” covenant.

Sale and Leaseback Transactions

      Amkor will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that Amkor or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Amkor or such Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction (if the lease is in the nature of an operating lease, otherwise the amount of Indebtedness) under the Consolidated Interest Expense Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(2) the transfer of assets in that sale and leaseback transaction is permitted by, and Amkor applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

      The foregoing restriction shall not apply to any sale and leaseback transaction if (i) the transaction is solely between Amkor and any Restricted Subsidiary or between Restricted Subsidiaries or (ii) the sale and leaseback transaction is consummated within 180 days after the purchase of the assets subject to such transaction.

No Amendment to Subordination Provisions

      Without the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding, Amkor will not amend, modify or alter the indenture governing the 10.50% senior subordinated notes due 2009 in any way to:

(1) increase the rate of or change the time for payment of interest on any 10.50% senior subordinated notes due 2009;

(2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any 10.50% senior subordinated notes due 2009;

(3) alter the redemption provisions or the price or terms at which Amkor is required to offer to purchase any 10.50% senior subordinated notes due 2009; or

(4) amend the subordinated provisions of Article 10 contained in the indenture governing the 10.50% senior subordinated notes due 2009.

Subsidiary Guarantees

      If Amkor or any of its Restricted Subsidiaries acquires, creates or capitalizes a Domestic Subsidiary after the date of the Indenture that is a Significant Subsidiary, then that newly acquired, created or capitalized Subsidiary must become a Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an opinion of counsel to the Trustee within 10 business days of the date on which it was acquired or created. There are currently no subsidiary Guarantors.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Amkor and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Certain Covenants — Restricted Payments” or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

      Amkor will not, and will not permit any of its Wholly Owned Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Amkor to any Person (other than Amkor or a Wholly Owned Restricted Subsidiary of Amkor), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary or immediately following such transfer, conveyance, sale, lease or other disposition, the Wholly Owned Restricted Subsidiary is a Restricted Subsidiary; and

(2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

      In addition, Amkor will not permit any Wholly Owned Restricted Subsidiary of Amkor to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Amkor or a Wholly Owned Restricted Subsidiary of Amkor unless immediately following such issuance the Wholly Owned Restricted Subsidiary is a Restricted Subsidiary.

Methods of Receiving Payments On The Notes

      If a holder has given wire transfer instructions to Amkor, Amkor will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Amkor elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

      The Trustee will initially act as Paying Agent and Registrar. Amkor may change the Paying Agent or Registrar without prior notice to the holders of the Notes, and Amkor or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

      A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Amkor may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

      The registered holder of a Note will be treated as its owner for all purposes.

Payments for Consent

      Amkor will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of the Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the SEC, so long as any Notes are outstanding, Amkor shall file with the SEC (if permitted) all the reports and other information as it would be required to file with the SEC by Sections 13(a) and 15(d) under the Exchange Act, as if it were subject thereto. Amkor shall supply the Trustee and each holder of the Notes, or shall supply to the Trustee for forwarding to each holder of the Notes, without cost to any such holder, copies of such reports and other information (whether or not so filed).

Events of Default and Remedies

      With respect to the Notes, each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes;

(3) failure by Amkor or any of its Subsidiaries to make any payment required to be made under the provisions described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase Upon Change of Control” or “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales;”

(4) failure by Amkor or any of its Restricted Subsidiaries for 60 days after notice to comply with any covenant, representations, warranty or other agreements in the Indenture is provided to Amkor by the Trustee or the holders of at least 25% in principal amount of then outstanding Notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Amkor or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Amkor or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, in an aggregate principal amount of $10.0 million or more, if that default:

(a) is caused by a failure to pay principal of such Indebtedness at the Stated Maturity thereof (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to the Stated Maturity thereof;

(6) failure by Amkor or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $10.0 million (other than amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy or insolvency with respect to Amkor or any of its Significant Subsidiaries, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Amkor, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

      Holders of the Notes may not enforce their respective indentures or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

      The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

      Amkor is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Amkor is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of Amkor or any Guarantor, as such, shall have any liability for any obligations of Amkor or the Guarantors under the Notes, the Indenture, and the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      Amkor may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below;

(2) Amkor’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Amkor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, Amkor may, at its option and at any time, elect to have the Obligations of Amkor and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Amkor must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, noncallable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest and Liquidated Damages on the outstanding Notes at the Stated Maturity or on the applicable redemption date, as the case may be, and Amkor must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Amkor shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Amkor has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Amkor shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Amkor or any of its Restricted Subsidiaries are parties or by which Amkor or any of its Restricted Subsidiaries are bound;

(6) Amkor must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) Amkor must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by Amkor with the intent of preferring the holders of the Notes over the other creditors of Amkor with the intent of defeating, hindering, delaying or defrauding creditors of Amkor or others;

(8) Amkor must deliver to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(9) except as otherwise provided in the Indenture, each Guarantor shall have been released from any of its Obligations under its Guarantee of the Notes.

Amendment, Supplement and Waiver

      Subject to the exceptions specified in the following paragraphs, the Indenture may be amended with the consent of the holders of a majority of the aggregate outstanding principal amount of the Notes and any Default or compliance with any provision of the Indenture may be waived with the consent of the holders of a majority of the aggregate outstanding principal amount of the Notes.

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders;”

(8) make any change in the preceding amendment and waiver provisions; or

(9) release any Guarantor from any of its obligations under its Guarantee of the Notes or the Indenture, except in accordance with the terms of the Indenture.

      Notwithstanding the preceding, without the consent of any holder of the Notes, Amkor and the Trustee may amend or supplement the Indenture or the Notes to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) provide for the assumption of Amkor’s obligations to holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of Amkor’s assets;

(4) make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

(5) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939.

Concerning the Trustee

      If the Trustee becomes a creditor of Amkor or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Such Trustee will be permitted to engage in other transactions, but if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Available Information

      Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Amkor Technology, Inc., 1345 Enterprise Drive, West Chester, Pennsylvania 19380, and Attention: Secretary.

Governing Law

      The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

Registration Rights; Liquidated Damages

      We and the initial purchasers entered into the Registration Rights Agreement on March 12, 2004. Pursuant to the Registration Rights Agreement, we agreed to use commercially reasonable efforts to file with the SEC the exchange offer registration statement on the appropriate form under the Securities Act with respect to the exchange notes. Pursuant to the exchange offer registration statement of which this prospectus is a part, we are offering to the holders of Transfer Restricted Securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

      If (1) the exchange offer is not permitted by applicable law or SEC policy or (2) any holder of Notes that are Transfer Restricted Securities notifies us prior to the 20th business day following the consummation of the exchange offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer, (b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds Notes acquired directly from us or any of our Affiliates, we will file with the SEC a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such holder who provides us with certain information for inclusion in the Shelf Registration Statement.

      For the purposes of the Registration Rights Agreement, “Transfer Restricted Securities” means each Note until:

(1) the date on which such Note has been exchanged by a Person other than a broker-dealer for an exchange note in the exchange offer;

(2) following the exchange by a broker-dealer in the exchange offer of a Note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer Registration Statement;

(3) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

      The Registration Rights Agreement provides that:

(1) we will use commercially reasonable efforts to file an exchange offer Registration Statement with the SEC on or prior to July 10, 2004;

(2) we will use commercially reasonable efforts to have the exchange offer Registration Statement declared effective by the SEC on or prior to October 8, 2004;

(3) unless the exchange offer would not be permitted by applicable law or SEC policy, we will:

(a) commence the exchange offer; and

(b) use commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer Registration Statement was declared effective by the SEC, exchange notes in exchange for all Notes tendered prior thereto in the exchange offer; and

(4) if obligated to file the Shelf Registration Statement, we will use commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 120 days after such obligation arises.

      If:

(1) we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

(2) any of such registration statement is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) we fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer Registration Statement; or

(4) the Shelf Registration Statement or the exchange offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then we will pay Liquidated Damages to each holder of the Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, at a rate equal to 0.25% per annum in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof. The rate of such Liquidated Damages will increase by 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of 1.00% per annum. If, after the cure of all Registration Defaults then in effect, there is a subsequent Registration Default, the rate of Liquidated Damages for such subsequent Registration Default shall initially be 0.25%, regardless of the Liquidated Damages rate in effect with respect to any prior Registration Default at the time of the cure of such Registration Default.

      All accrued Liquidated Damages will be paid by us on each interest payment date to the holder of the global securities (as defined below) by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities (as defined below) by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

      Holders of the Notes will be required to make certain representations to us (as described in the Registration Rights Agreements) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. Holders of the Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement.

Consent to Jurisdiction and Service

      The Indenture provides that Amkor will irrevocably appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in The City of New York, and submits to such jurisdiction.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. Cross references to subcaptions shall mean the respective subcaption, as appropriate, under the caption “Description of the Notes.”

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more, or an agreement, obligation or option to purchase 10% or more, of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

      “Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of December 30, 1998, between Amkor and ASI, as the same may be extended or renewed from time to time without alteration of the material terms thereof.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale-and-leaseback) other than sales of inventory in the ordinary course of business (provided that the sale, lease conveyance or other disposition of all or substantially all the assets of Amkor and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase Upon Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales”);

(2) with respect to Amkor, the sale of Equity Interests in any of its Subsidiaries;

(3) with respect to Amkor’s Restricted Subsidiaries, the issuance of Equity Interests.

      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $2.0 million; or (b) results in net proceeds to Amkor and its Restricted Subsidiaries of less than $2.0 million;

(2) a transfer of assets between or among Amkor and any Restricted Subsidiary;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Amkor or to another Wholly Owned Restricted Subsidiary;

(4) the sale, lease, conveyance or other disposition of any Receivable Program Assets by Amkor or any Restricted Subsidiary in connection with a Receivables Program;

(5) the sale, lease, conveyance or other disposition of any inventory, receivables or other current assets by Amkor or any of its Restricted Subsidiaries in the ordinary course of business;

(6) the granting of a Permitted Lien;

(7) the licensing by Amkor or any Restricted Subsidiary of intellectual property in the ordinary course of business or on commercially reasonable terms;

(8) the sale, lease, conveyance or other disposition of obsolete or worn out equipment or equipment no longer useful in Amkor’s business; and

(9) the making or liquidating of any Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Attributable Debt” in respect of a sale and leaseback transaction involving an operating lease means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars or currency of any other sovereign nation in which Amkor or any Restricted Subsidiary conducts business;

(2) securities issued or direct and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with (a) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Fitch Individual Rating (formerly Thompson Bank Watch Rating) of “B” or better, or (b) any commercial bank organized under the laws of any foreign country recognized by the United States of America having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof) and a Fitch Individual Rating (formerly Thompson Bank Watch Rating) of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition;

provided that currency of any sovereign nation other than the United States and certificates of deposit, eurodollar time deposits, bankers’ acceptances and overnight bank deposits with any commercial bank organized under the laws of a foreign country shall not be considered “Cash Equivalents” for purposes of determining whether an Asset Sale constitutes a permitted Asset Sale under the covenants described under the heading “— Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

      “Change of Control” means the occurrence of any of the following:

(1) the adoption of a plan relating to the liquidation or dissolution of Amkor;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than a Permitted holder, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Amkor, measured by voting power rather than number of shares, and such percentage represents more than the aggregate percentage of the Voting Stock of Amkor, measured by voting power rather than number of shares, as to which any Permitted holder is the Beneficial Owner; or

(3) the first date during any consecutive two-year period on which a majority of the members of the Board of Directors of Amkor are not Continuing Directors.

      For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring Voting Stock of Amkor will be deemed to be a transfer of such portion of Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

      “Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) decreasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; minus

(6) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of Amkor shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Amkor only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Amkor by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) interest actually paid by Amkor or any Restricted Subsidiary under any Guarantee of Indebtedness of another Person; plus

(4) the product of all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Amkor (other than Disqualified Stock) or to Amkor or a Restricted Subsidiary of Amkor.

      “Consolidated Interest Expense Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Interest Expense Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Expense Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Expense Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Consolidated Interest Expense Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

      “Consolidated Net Assets” means, with respect to any specified Person as of any date, the total assets of such Person as of such date less (1) the total liabilities of such Person as of such date, (2) the amount of any Disqualified Stock as of such date, and (3) any minority interests reflected on the balance sheet of such Person as of such date.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(5) the cumulative effect of a change in accounting principles shall be excluded.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      “Credit Facilities” means, with respect to Amkor or any Subsidiary, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Amkor to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Amkor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Domestic Subsidiary” means a Restricted Subsidiary that is (1) formed under the laws of the United States of America or a state or territory thereof or (2) as of the date of determination, treated as a domestic entity or a partnership or a division of a domestic entity for United States federal income tax purposes; and, in either case, is not owned, directly or indirectly, by an entity that is not described in clause (1) or (2) above.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means any offering for cash of common stock of Amkor or options, warrants or rights with respect to its common stock so long as shares of the common stock of Amkor remain listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

      “Existing Indebtedness” means Indebtedness of Amkor and its Restricted Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

      “Foreign Subsidiary” means a Subsidiary of Amkor that is not a Domestic Subsidiary.

      “Foundry Agreement” means that certain Foundry Agreement dated as of January 1, 1998, among Amkor, our predecessor company (Amkor Electronics, Inc.), Amkor Technology Limited (f/k/a C.I.L. Limited), ASI and Anam USA, Inc., as the same may be extended or renewed from time to time without alteration of the material terms thereof.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Guarantor” means any future Domestic Subsidiary of Amkor formed or capitalized after the date of the Indenture that is a Significant Subsidiary and that is required by the terms of the Indenture to execute a Subsidiary Guarantee, in accordance with the provisions of the Indenture, and its successors and assigns.

      “Hedging Obligations” means, with respect to any Person, the Obligations of such Person under:

(1) swap agreements, cap agreements and collar agreements relating to interest rates, commodities or currencies; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodities or currencies.

      “holder” means the Person in whose name a Note is registered.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) Hedging Obligations,

if and to the extent any of such indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person measured as the lesser of the fair market value of the assets of such Person so secured or the amount of such Indebtedness) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount. In addition, the amount of any Indebtedness shall also include the amount of all Obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of Amkor, any preferred stock of such Restricted Subsidiary.

      “Intellectual Property Rights Licensing Agreement” means that certain Intellectual Property Rights Licensing Agreement to be entered into by and between Amkor and ASI in connection with the Asset Purchase Agreement, as the same may be extended or renewed from time to time without alteration of the material terms thereof.

      “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Amkor or any Restricted Subsidiary of Amkor sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Amkor such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted

Subsidiary of Amkor, Amkor shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Issue Date” means the date on which the Notes are initially issued.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, fixed or floating charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof; provided that the term “Lien” shall not include any lease properly classified as an operating lease in accordance with GAAP.

      “Liquidated Damages” means all liquidated damages then owing pursuant to Section 5 of the Registration Rights Agreement.

      “Make-Whole Amount” means, in connection with any optional redemption of any note, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the Business Day preceding the date of such redemption) from the respective dates on which such principal and interest would have been payable if such payment had not been made, over (ii) the aggregate principal amount of the notes to be redeemed.

      “Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss);

(3) any gain or loss relating to foreign currency translation or exchange; and

(4) any income or loss related to any discontinued operation.

      “Net Proceeds” means the aggregate cash proceeds received by Amkor or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Permitted Bank Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Amkor nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any obligation that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise, other than in the form of a Lien on the Equity Interests of an Unrestricted Subsidiary held by Amkor or any Restricted Subsidiary in favor of any holder of Non-Recourse Debt of such Unrestricted Subsidiary;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Amkor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Amkor or any of its Restricted Subsidiaries (other than against the Equity Interests of such Unrestricted Subsidiary, if any).

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Bank Debt” means Indebtedness incurred by Amkor or any Restricted Subsidiary other than a Foreign Subsidiary pursuant to the Credit Facilities, any Receivables Program, or one or more other term loan and/or revolving credit or commercial paper facilities (including any letter of credit subfacilities) entered into with commercial banks and/or financial institutions, and any replacement, extension, renewal, refinancing or refunding thereof.

      “Permitted Business” means the business of Amkor and its Subsidiaries, taken as a whole, operated in a manner consistent with past operations, and any business that is reasonably related thereto or supplements such business or is a reasonable extension thereof.

      “Permitted holder” means James J. Kim and his estate, spouse, siblings, ancestors, heirs and lineal descendants, and spouses of any such Persons, the legal representatives of any of the foregoing, and the trustee of any bona fide trust of which one or more of the foregoing are the principal beneficiaries or the grantors or any other Person that is controlled by any of the foregoing.

      “Permitted Investments” means:

(1) any Investment in Amkor or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Amkor or any Restricted Subsidiary of Amkor in a Person, if as a result of such Investment or in connection with the transaction pursuant to which such Investment is made:

(a) such Person becomes a Restricted Subsidiary of Amkor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Amkor or a Restricted Subsidiary of Amkor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales;”

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Amkor;

(6) any Investment in connection with Hedging Obligations;

(7) any Investments received (a) in satisfaction of judgments or (b) as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding;

(8) Investments in (a) prepaid expenses and negotiable instruments held for collection, (b) accounts receivable arising in the ordinary course of business (and Investments obtained in exchange or settlement of accounts receivable for which Amkor or any Restricted Subsidiary has determined that collection is not likely), and (c) lease, utility and workers’ compensation, performance and other similar deposits arising in the ordinary course of business;

(9) any Strategic Investment; provided that the aggregate amount of all Investments by Amkor and any Restricted Subsidiaries in Strategic Investments shall not exceed $100.0 million;

(10) Investments purchased or received in exchange for Permitted Investments existing as of the Issue Date or made thereafter; provided that any additional consideration provided by Amkor or any Restricted Subsidiary in such exchange shall not be permitted pursuant to this clause (10); and provided, further, that such purchased or exchanged Investments shall have a fair market value (as determined by an officer of Amkor unless such fair market value exceeds $25.0 million in which case, as determined by Amkor’s Board of Directors) equal to or exceeding the Permitted Investments exchanged therefor;

provided that, notwithstanding the preceding, any extension of credit or advance by Amkor or any of its Subsidiaries to a customer or supplier of Amkor or its Subsidiaries shall not be a Permitted Investment.

      “Permitted Liens” means:

(1) Liens on the assets of Amkor and any Restricted Subsidiary securing Permitted Bank Debt that was permitted by the terms of the Indenture to be incurred;

(2) Liens on the assets of any Foreign Subsidiary securing Indebtedness and other Obligations under Indebtedness of such Foreign Subsidiary that were permitted by the terms of the Indenture to be incurred;

(3) Liens in favor of Amkor or any Restricted Subsidiary;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Amkor or any Restricted Subsidiary of Amkor; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Amkor or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition thereof by Amkor or any Restricted Subsidiary of Amkor; provided that such Liens were not incurred in contemplation of such acquisition;

(6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens to secure Obligations in respect of Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness, including accessions, additions, parts, attachments, improvements, fixtures, leasehold improvements or proceeds, if any, related thereto;

(8) Liens existing on the date of this Indenture;

(9) Liens securing Obligations of Amkor and/or any Restricted Subsidiary in respect of any Receivables Program;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(11) Liens imposed by law or arising by operation of law, including, without limitation, landlords’, mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, Liens for master’s and crew’s wages and other similar Liens, in each case that are incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereto;

(12) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers’ compensation and unemployment insurance and other types of social security;

(13) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (4), (5), (7) and (8) of this definition; provided that such Liens do not extend to any other property of Amkor or any Restricted Subsidiary of Amkor and the principal amount of the Indebtedness secured by such Lien is not increased;

(14) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(15) Liens securing obligations of Amkor under Hedging Obligations permitted to be incurred under clause (7) of the second paragraph of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or any collateral for the Indebtedness to which such Hedging Obligations relate;

(16) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(17) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(18) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

(19) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(20) Liens securing other Indebtedness not exceeding $10.0 million at any time outstanding;

(21) Liens securing Permitted Refinancing Indebtedness, provided that such Liens do not extend to any other property of Amkor or any Restricted Subsidiary of Amkor and the principal amount of the Indebtedness secured by such Lien is not increased; and

(22) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the Indenture.

      “Permitted Refinancing Indebtedness” means any Indebtedness of Amkor or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Amkor or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest or premium (including any make-whole premium), if any, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided that if the original maturity date of such Indebtedness is after the Stated Maturity of the Notes, then such Permitted Refinancing Indebtedness shall have a maturity at least 180 days after the Notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Amkor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

      “Qualified Proceeds” means any of the following or any combination of the following:

(1) (1) any Cash Equivalents other than (a) currency of any sovereign nation other than the United States and (b) certificates of deposit, eurodollar time deposits, bankers’ acceptances and overnight bank deposits with any commercial bank organized under the laws of a foreign country;

(2) any liabilities (as would be shown on Amkor’s or such Restricted Subsidiary’s balance sheet if prepared in accordance with GAAP on the date of the corresponding Asset Sale) of Amkor or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases or indemnifies Amkor or such Restricted Subsidiary from further liability;

(3) any securities, notes or other obligations received by Amkor or any such Restricted Subsidiary from such transferee that are converted by Amkor or such Restricted Subsidiary into cash within 90 days after such Asset Sale (to the extent of the cash received in that conversion);

(4) long-term assets that are used or useful in a Permitted Business; and

(5) all or substantially all of the assets of, or a majority of the Voting Stock of, any Permitted Business;

provided, however, that in the case of clauses (4) and (5) above, the Asset Sale transaction shall be with a non-Affiliate and the amount of long-term assets or Voting Stock received in the Asset Sale transaction shall not exceed 10% of the consideration received.

      “Receivables Program” means, with respect to any Person, an agreement or other arrangement or program providing for the advance of funds to such Person against the pledge, contribution, sale or other transfer of encumbrances of Receivables Program Assets of such Person or such Person and/or one or more of its Subsidiaries.

      “Receivables Program Assets” means all of the following property and interests in property, including any undivided interest in any pool of any such property or interests, whether now existing or existing in the future or hereafter arising or acquired:

(1) accounts;

(2) accounts receivable, general intangibles, instruments, contract rights, documents and chattel paper (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods, or the rendition of services, no matter how evidenced, whether or not earned by performance);

(3) all unpaid seller’s or lessor’s rights (including, without limitation, rescission, replevin, reclamation and stoppage in transit) relating to any of the foregoing or arising therefrom;

(4) all rights to any goods or merchandise represented by any of the foregoing (including, without limitation, returned or repossessed goods);

(5) all reserves and credit balances with respect to any such accounts receivable or account debtors;

(6) all letters of credit, security or Guarantees of any of the foregoing;

(7) all insurance policies or reports relating to any of the foregoing;

(8) all collection or deposit accounts relating to any of the foregoing;

(9) all books and records relating to any of the foregoing;

(10) all instruments, contract rights, chattel paper, documents and general intangibles relating to any of the foregoing; and

(11) all proceeds of any of the foregoing.

      “Receivables Program Debt” means, with respect to any Person, the unreturned portion of the amount funded by the investors under a Receivables Program of such Person.

      “Registration Rights Agreement” means the Registration Rights Agreement by and among us and the initial purchasers, as such agreement may be amended, modified or supplemented from time to time.

      “Reinvestment Rate” means 0.50% plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the maturity of the principal being prepaid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated by the SEC, as such Regulation is in effect on the date hereof assuming that Amkor were the “registrant” for purposes of such definition; provided that in no event shall a “Significant Subsidiary” include (i) any direct or indirect Subsidiary of Amkor created for the primary purpose of facilitating one or more Receivables Programs or holding or purchasing inventory, (ii) any non-operating Subsidiary which does not have any liabilities to Persons other than Amkor or its Subsidiaries, or (iii) any Unrestricted Subsidiary.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

      “Strategic Investment” means any Investment in any Person (other than an Unrestricted Subsidiary) whose primary business is related, ancillary or complementary to a Permitted Business, and such Investment is determined in good faith by the Board of Directors (or senior officers of Amkor to whom the Board of Directors has duly delegated the authority to make such a determination), whose determination shall be conclusive and evidenced by a resolution, to promote or significantly benefit the businesses of Amkor and its Restricted Subsidiaries on the date of such Investment; provided that, with respect to any Strategic Investment or series of related Strategic Investments involving aggregate consideration in excess of $10 million, Amkor shall deliver to the Trustee a resolution of the Board of Directors of Amkor set forth in an Officer’s Certificate certifying that such Investment qualifies as a Strategic Investment pursuant to this definition.

      “Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

      “Subsidiary Guarantee” means a Guarantee endorsed on the Notes by a Guarantor.

      “Supply Agreement” means that certain Packaging & Test Services Agreement dated as of January 1, 1998, among Amkor, our predecessor company (Amkor Electronics, Inc.), Amkor Technology Limited (f/k/a C.I.L. Limited), ASI and Anam USA, Inc., as the same may be extended or renewed from time to time without alteration of the material terms thereof.

      “Total Tangible Assets of the Foreign Subsidiaries” means, as of any date, the total assets of the Foreign Subsidiaries of Amkor as of such date less the amount of the intangible assets of the Foreign Subsidiaries of Amkor as of such date.

      “Transition Services Agreement” means that certain Transition Services Agreement entered into by and between Amkor and ASI in connection with the Asset Purchase Agreement, as the same may be extended or renewed from time to time without alteration of the material terms thereof.

      “Unrestricted Subsidiary” means any Subsidiary of Amkor that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither Amkor nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Amkor or any of its Restricted Subsidiaries; and

(4) has at least one director on its Board of Directors that is not a director or executive officer of Amkor or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Amkor or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of Amkor as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted under “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Amkor as of such date and, if such Indebtedness is not permitted to be incurred as of such date under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Amkor shall be in default of such covenant. The Board of Directors of Amkor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Amkor of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or similar shares required by law to be held by third parties) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Additional Terms of the Exchange Notes

      The terms of the exchange notes will be identical in all material respects to those of the original notes except that the exchange notes:

•	will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the original notes; and

•	will not be entitled to certain registration rights under the Registration Rights Agreement, including the provision for Liquidated Damages of up to 1.00% per annum on the original notes.

      Holders of original notes should review the information set forth under “Risk Factors” and “The Exchange Offer — Consequences of Failure to Exchange.”

BOOK-ENTRY; DELIVERY AND FORM

The Global Securities

      The original notes are, and the exchange notes will be, issued in the form of one or more global certificates, known as “global securities.” The global securities will be deposited on the date of the acceptance for exchange of the original notes and the issuance of the exchange notes with, or behalf of, DTC and registered in the name of Cede & Co., as DTC’s nominee.

      Exchange notes that are issued as described below under “Issuance of Certificated Securities” will be issued in the form of registered definitive certificates, known as “certificated securities.” Upon the transfer of certificated securities, such certificated securities may, unless the global securities have previously been exchanged for certificated securities, be exchanged for an interest in the global securities representing the principal amount of exchange notes being transferred.

      Persons holding interests in the global securities may hold their interests directly through DTC or indirectly through organizations that are participants in DTC.

      The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any paying agent or registrar takes any responsibility for these operations or procedures, and holders of securities are urged to contact the relevant system or its participants directly to discuss these matters.

      DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and (5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

      Ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

      The laws of some jurisdictions may require that some types of purchasers of exchange notes take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in exchange notes represented by a global security to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in securities represented by a global security to pledge or transfer the interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive security in respect of the interest.

      So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or the global security.

      We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of such global security, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of securities by, DTC, or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes.

      Payments with respect to the principal of, and premium, if any, and interest on, any exchange notes represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security representing the exchange notes under the indenture. Under the terms of the Indenture, we may treat, and the trustee may treat, the persons in whose names the exchange notes, including the global securities, are registered as the owners of the exchange notes for the purpose of receiving payment on the exchange notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global security, including principal, premium, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in the global securities will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the securities, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of the sale of an interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or

Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Issuance of Certificated Securities

      If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the exchange notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture, or (3) upon the occurrence and continuation of an event of default under the indenture with respect to any series of exchange notes, then, upon surrender by DTC of the global securities, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global securities. Upon any such issuance, the trustee is required to register the certificated securities in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

      Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      This section summarizes some of the U.S. federal income tax considerations relating to the exchange of original notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the “IRS”) might interpret the existing authorities differently. In either case, the tax consequences of exchanging the original notes for exchange notes and of owning or disposing of exchange notes could differ from those described below. The summary generally applies only to “U.S. Holders” that hold the notes as “capital assets” (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state, including the District of Columbia. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. Special rules apply to beneficial owners of the Notes who are nonresident alien individuals and foreign corporations or trusts (“Non-U.S. Holders”). This summary describes some, but not all, of these special rules. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds exchange notes, the tax treatment will depend on the status of the partner or other owner and the activities of the partnership or other entity. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

      INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS, AND TAX TREATIES.

Tax Consequences of the Exchange Offer

      An exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, U.S. Holders and Non-U.S. Holders will not recognize any taxable gain or loss for United States federal income tax purposes as a result of exchanging original notes for exchange notes pursuant to the exchange offer. The holding period of the exchange notes will include the holding period of the original notes, and the tax basis in the exchange notes will be the same as the tax basis in the original notes immediately before the exchange.

Tax Consequences to U.S. Holders of Ownership and Disposition of Exchange Notes

Taxation of Interest

      U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the exchange notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument by more than a de minimis amount, the holder may be required to recognize additional interest as “original issue discount” over the term of the instrument. The original notes were not issued with more than a de minimis amount of original issue discount and thus the exchange notes will not be treated as having original issue discount.

      In certain circumstances, we may be required to make payments to holders of the exchange notes in addition to principal and stated interest. For example, if we do not complete the exchange offer as required by the Registration Rights Agreement, as described under “Description of the Notes -Registration Rights; Liquidated Damages,” we will be required to make additional payments to holders of the notes as liquidated damages. In addition, if we experience a change of control, we will be required to make an offer to repurchase the exchange notes at a price that exceeds the principal amount plus accrued but unpaid interest. See “Description of Notes — Repurchase at the Option of Holders — Offer to Repurchase Upon Change of

Control.” The original issue discount rules allow contingent payments such as these to be disregarded in computing a holder’s interest income if the contingency is “remote” or the amount of the payment is “incidental.” We believe that only a remote possibility exists that we will experience a change of control or be required to pay liquidated damages because of a failure to fulfill our registration obligations. Our determination in this regard is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay liquidated damages, U.S. Holders would be required to recognize additional ordinary income. If we pay a premium to redeem the exchange notes after a change of control, the premium should result in additional capital gain under the rules described below under the heading “Sale, Exchange or Redemption of the Exchange Notes.”

Market Discount

      If a U.S. Holder acquires an exchange note other than in connection with the exchange offer at a price that is less than its issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than  1/4 of one percent of the principal amount at maturity multiplied by the number of complete years to maturity from the date of acquisition. Under the market discount rules, a U.S. Holder is required to treat any gain on the sale, exchange, retirement or other disposition of an exchange note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. Holder disposes of an exchange note which has accrued market discount in a nonrecognition transaction in which the U.S. Holder receives property the basis of which is determined in whole or in part by reference to the basis of the exchange note, the accrued market discount is generally not includible in income at the time of such transaction. Instead, the accrued market discount attaches to the property received in the nonrecognition transaction and is recognized as ordinary income upon the disposition of such property. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. A U.S. Holder may, however, elect to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. Any such election applies to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, the U.S. Holder’s tax basis in the exchange notes will be increased by the amount of market discount included in income. Unless a U.S. Holder elects to include market discount in income as it accrues, such U.S. Holder may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry exchange notes with market discount.

Amortizable Bond Premium

      If a U.S. Holder purchases an exchange note at a price that exceeds the principal amount of the note, the amount of the difference is referred to as “bond premium” for U.S. federal income tax purposes. The U.S. holder may elect to amortize the bond premium against interest payable on the exchange note. In addition, any bond premium in excess of the interest payable on the exchange note may be deductible over the term of the note. If a U.S. Holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based on a constant yield to maturity over the period the exchange note is held. The amortized bond premium would reduce the U.S. Holder’s tax basis in the exchange note. Any such election applies to all fully taxable bonds held by the U.S. Holder at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, a U.S. Holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the exchange note or the exchange note is sold or otherwise disposed of.

Sale, Exchange or Redemption of the Exchange Notes

      A U.S. Holder will generally recognize capital gain or loss if the holder disposes of an exchange note in a sale, exchange or redemption. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the exchange note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the exchange note. The holder’s tax basis in the exchange note will generally equal the amount the holder paid for the exchange note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the exchange note will be long-term capital gain or loss if the holder held the exchange note for more than one year. Long-term capital gains of individual taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

Special Tax Rules Applicable to Non-U.S. Holders Owing and Disposing of Exchange Notes

Taxation of Interest

      Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the exchange notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exemption will not apply to payments of interest to a Non-U.S. Holder that

•	owns, directly or indirectly, at least 10 percent of our voting stock, or

•	is a “controlled foreign corporation” that is related to us.

      In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation’s voting stock.

      The portfolio interest exemption and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the exchange note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than the partnership or other entity, and the partnership or other entity must provide the partners’ or owners’ documentation to us or our paying agent.

Sale, Exchange or Redemption of Exchange Notes

      Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of exchange notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

•	the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates, or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions are met.

Income or Gains Effectively Connected With a U.S. Trade or Business

      The preceding discussion of the tax consequences of the purchase, ownership or disposition of exchange notes by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the exchange notes or gain from the sale, exchange or other disposition of the exchange notes is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed place of business maintained by the holder in the United States. Payments of interest which are effectively connected with a U.S. trade or business are not subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

      The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The exchange notes generally will not be U.S. situs property if interest on the exchange notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under “Special Tax Rules Applicable to Non-U.S. Holders Owning and Disposing of Exchange Notes — Taxation of Interest.” Even if interest paid on the exchange notes would have been portfolio interest, however, the exchange notes might still be U.S. situs property if the interest is also effectively connected with a U.S. trade or business. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting

      Unless a U.S. Holder is an exempt recipient, such as a corporation, interest and proceeds received from the sale of the exchange notes generally will be subject to information reporting, and will also be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%) if the holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements.

      In general, no backup withholding will be required with respect to payments we make with regard to the exchange notes to a Non-U.S. Holder if the holder has provided us with a Form W-8BEN (or a suitable substitute form) directly or through an intermediary or otherwise establishes an exemption, and we do not have actual knowledge or reason to know that the holder is a U.S. person. However, interest paid to Non-U.S. Holders will be subject to information reporting requirements, even if no tax is required to be withheld from such payments.

      Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

      The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of exchanging, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including a broker-dealer in connection with resales of exchange notes received in exchange for original notes, where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale. In addition, until January 3, 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      Although we have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any original notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any original notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the Indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

      We will not receive any proceeds from any sale of exchange notes by brokers-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to this exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

      The validity of the exchange notes being offered hereby will be passed upon for Amkor Technology, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

      The audited consolidated financial statements of Amkor Technology, Inc. and its subsidiaries as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated in this prospectus by reference to the annual report on Form 10-K have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as indicated in their report with respect thereto. In 2002 and 2001, PricewaterhouseCoopers LLP did not audit the combined financial statements of Amkor Technology Philippines, Inc. (formerly Amkor Technology (P1/P2), Inc. and Amkor Technology Philippines (P3/P4), Inc., a wholly owned subsidiary, referred to as ATP, which combined financial statements reflect total assets of 14% of the consolidated total assets at December 31, 2002 and operating expenses of 14% and 18% of the related consolidated total operating expenses for each of the two years in the period ended December 31, 2002. The combined financial statements of ATP as of December 31, 2002 and for the year ended December 31, 2002 were audited by SyCip Gorres Velayo & Co., a member practice of Ernst & Young Global, whose report thereon dated January 15, 2003 has been furnished to PricewaterhouseCoopers LLP. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

      The combined financial statements of ATP as of December 31, 2001 and for the year ended December 31, 2001 were audited by Andersen Worldwide (through its then Philippine member firm, SyCip Gorres Velayo & Co.), who prior to cessation of its operations in August 2002 had expressed an unqualified opinion on those financial statements in its report dated March 19, 2002.

      With the cessation of its operations, Andersen Worldwide can no longer consent to the use of its audit report in, or participate in the preparation of, the registration statement of which this prospectus is a part. In addition, we are unable to obtain the written consent of Andersen Worldwide in connection with the filing of the registration statement of which this prospectus is a part. Accordingly, your ability to seek damages from Andersen Worldwide in connection with the exchange offer will be limited.

      The audited consolidated financial statements of Anam Semiconductor, Inc. and its subsidiary as of December 31, 2002 and for each of the two years in the period ended December 31, 2002, incorporated in our Annual Report or Form 10-K for the year ended December 31, 2003 by reference to our Current Report on Form 8-K/A filed on October 17, 2003, have been audited by Samil Accounting Corporation, independent accountants, as indicated in their report with respect thereto. Such financial statements have been so included in reliance on the report of such independent accountants given on the authority of such firm as experts in auditing and accounting.

          No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the exchange offer, and, if given or made, such information or representations must not be relied upon as having been authorized by Amkor Technology, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of Amkor Technology, Inc. since the date hereof.

AMKOR TECHNOLOGY, INC.

OFFER TO EXCHANGE

$250,000,000
7 1/8% Senior Notes due 2011
that have been registered under the
Securities Act of 1933, as amended
for any and all of its outstanding
7 1/8% Senior Notes due 2011
that were issued and sold in a transaction
exempt from registration
under the Securities Act of 1933, as amended

PROSPECTUS

June 3, 2004